                                                                  EXHIBIT (a)(1)
                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
                                       OF
                       THE PEAK TECHNOLOGIES GROUP, INC.
                                       AT
                              $18.00 NET PER SHARE
                                       BY
                           KIRKWOOD ACQUISITION CORP.
                     AN INDIRECT WHOLLY OWNED SUBSIDIARY OF

                           MOORE CORPORATION LIMITED

         THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,
  NEW YORK CITY TIME, ON TUESDAY, MAY 27, 1997, UNLESS THE OFFER IS EXTENDED.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (i) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION DATE THAT NUMBER OF SHARES OF COMMON STOCK, PAR VALUE $0.01 PER SHARE, INCLUDING THE ASSOCIATED PREFERRED STOCK PURCHASE RIGHTS ("SHARES"), OF THE PEAK TECHNOLOGIES GROUP, INC. (THE "COMPANY") CONSTITUTING A MAJORITY OF THE OUTSTANDING SHARES (DETERMINED ON A FULLY DILUTED BASIS FOR ALL OUTSTANDING STOCK OPTIONS AND ANY OTHER RIGHTS TO ACQUIRE SHARES), (ii) EXPIRATION OR TERMINATION OF THE APPLICABLE WAITING PERIOD UNDER (1) THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED, AND (2) SECTION 24a, SUBSECTION 2, SENTENCE 1 OF THE GERMAN ACT AGAINST RESTRAINTS OF TRADE, AND (iii) SATISFACTION OF CERTAIN OTHER TERMS AND CONDITIONS. SEE SECTION 15.

     THE OFFER IS BEING MADE IN CONNECTION WITH THE AGREEMENT AND PLAN OF MERGER, DATED AS OF APRIL 23, 1997 AMONG MOORE U.S.A. INC., KIRKWOOD ACQUISITION CORP. AND THE COMPANY. THE BOARD OF DIRECTORS OF THE COMPANY HAS APPROVED THE OFFER, THE MERGER AND THE MERGER AGREEMENT, HAS DETERMINED THAT THE TERMS OF EACH OF THE OFFER AND THE MERGER ARE FAIR TO AND IN THE BEST INTERESTS OF THE COMPANY'S STOCKHOLDERS AND RECOMMENDS THAT HOLDERS OF THE SHARES ACCEPT THE OFFER AND TENDER THEIR SHARES IN THE OFFER
                            ------------------------

                                   IMPORTANT

     Any stockholder desiring to tender Shares should either (i) complete and sign the Letter of Transmittal or a facsimile thereof in accordance with the instructions in the Letter of Transmittal and deliver the Letter of Transmittal with the Shares and all other required documents to the Depositary, or follow the procedure for book-entry transfer set forth in Section 3, or (ii) request such stockholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for the stockholder. Stockholders having Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such person if they desire to tender their Shares.

     Any stockholder who desires to tender Shares and whose certificates representing such Shares are not immediately available, or who cannot comply with the procedures for book-entry transfer on a timely basis, may tender such Shares pursuant to the guaranteed delivery procedure set forth in Section 3.

     Questions and requests for assistance or additional copies of this Offer to Purchase and the Letter of Transmittal may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase.
                            ------------------------

                      The Dealer Manager for the Offer is:
                            LAZARD FRERES & CO. LLC
April 29, 1997

                               TABLE OF CONTENTS

                                                                                        PAGE
                                                                                        -----
Introduction........................................................................      1
 1.  Terms of the Offer.............................................................      2
 2.  Acceptance for Payment and Payment for Shares..................................      4
 3.  Procedure for Tendering Shares.................................................      5
 4.  Withdrawal Rights..............................................................      8
 5.  Certain Federal Income Tax Consequences........................................      8
 6.  Price Range of Shares; Dividends...............................................      9
 7.  Certain Effects of the Transaction.............................................     10
 8.  Certain Information Concerning the Company.....................................     11
 9.  Certain Information Concerning Moore, Parent, FRDK and the Offeror.............     12
10.  Source and Amount of Funds.....................................................     14
11.  Background of the Offer; Past Contacts, Transactions or Negotiations with the
     Company........................................................................     15
12.  Purpose of the Offer and the Merger; Plans for the Company.....................     16
13.  The Merger Agreement...........................................................     17
14.  Dividends and Distributions....................................................     23
15.  Certain Conditions of the Offer................................................     24
16.  Certain Legal Matters..........................................................     25
17.  Fees and Expenses..............................................................     27
18.  Miscellaneous..................................................................     27
Annex I. Certain Information Concerning the Directors and Executive Officers of
         Moore, Parent, FRDK and the Offeror........................................     29

TO THE HOLDERS OF COMMON STOCK, PAR VALUE $0.01 PER SHARE, OF THE PEAK TECHNOLOGIES GROUP, INC.

                                  INTRODUCTION

     Kirkwood Acquisition Corp., a Delaware corporation (the "Offeror"), a wholly owned subsidiary of FRDK, Inc., a New York corporation ("FRDK"), a wholly owned subsidiary of Moore U.S.A. Inc., a Delaware corporation (the "Parent"), a wholly owned subsidiary of Moore Corporation Limited ("Moore"), a corporation organized under the laws of Ontario, Canada, hereby offers to purchase all outstanding shares of Common Stock, par value $0.01 per share (the "Common Stock"), of The Peak Technologies Group, Inc., a Delaware corporation (the "Company"), including the associated preferred stock purchase rights issued pursuant to the Rights Agreement, dated as of March 28, 1997, between the Company and ChaseMellon Shareholder Services, as Rights Agent, as amended (the "Rights Agreement") (the "Rights" and, together with the Common Stock, the "Shares"), at a purchase price of $18.00 per Share (the "Offer Price"), net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which together constitute the "Offer"). Tendering holders of Shares will not be obligated to pay brokerage fees or commissions or, except as set forth in the Letter of Transmittal, transfer taxes on the purchase of Shares by the Offeror pursuant to the Offer. The Offeror will pay all charges and expenses of Lazard Freres & Co. LLC (the "Dealer Manager"), IBJ Schroder Bank & Trust Company (the "Depositary") and MacKenzie Partners, Inc. (the "Information Agent") in connection with the Offer.

     THE BOARD OF DIRECTORS OF THE COMPANY HAS APPROVED THE OFFER, THE MERGER (AS HEREINAFTER DEFINED) AND THE MERGER AGREEMENT (AS HEREINAFTER DEFINED), HAS DETERMINED THAT THE TERMS OF EACH OF THE OFFER AND THE MERGER ARE FAIR TO AND IN THE BEST INTERESTS OF THE COMPANY'S STOCKHOLDERS, AND RECOMMENDS THAT THE COMPANY'S STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES IN THE OFFER.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (i) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION DATE THAT NUMBER OF SHARES OF THE COMPANY CONSTITUTING A MAJORITY OF THE OUTSTANDING SHARES (DETERMINED ON A FULLY DILUTED BASIS FOR ALL OUTSTANDING STOCK OPTIONS AND ANY OTHER RIGHTS TO ACQUIRE SHARES) (THE "MINIMUM CONDITION"), (ii) EXPIRATION OR TERMINATION OF THE APPLICABLE WAITING PERIOD UNDER (1) THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED (THE "HSR ACT") AND (2) SECTION 24a, SUBSECTION 2, SENTENCE 1 OF THE GERMAN ACT AGAINST RESTRAINTS OF TRADE (THE "GERMAN COMPETITION ACT"), AND (iii) SATISFACTION OF CERTAIN OTHER TERMS AND CONDITIONS. SEE SECTION 15.

     WILLIAM BLAIR & COMPANY, THE COMPANY'S FINANCIAL ADVISOR, HAS DELIVERED TO THE COMPANY'S BOARD OF DIRECTORS ITS WRITTEN OPINION THAT THE CASH CONSIDERATION TO BE RECEIVED BY THE STOCKHOLDERS OF THE COMPANY PURSUANT TO THE OFFER AND THE MERGER IS FAIR TO SUCH STOCKHOLDERS FROM A FINANCIAL POINT OF VIEW. A COPY OF SUCH OPINION IS CONTAINED IN THE COMPANY'S STATEMENT ON SCHEDULE 14D-9, WHICH IS BEING DISTRIBUTED TO THE COMPANY'S STOCKHOLDERS.

     The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of April 23, 1997 (the "Merger Agreement"), among Parent, the Offeror and the Company pursuant to which, following the consummation of the Offer and the satisfaction or waiver of certain conditions, the Offeror will be merged with and into the Company (the "Merger"), with the Company surviving the Merger (as such, the "Surviving Corporation") as a wholly owned subsidiary of FRDK. In the Merger, each outstanding Share (other than Shares owned by the Company, any subsidiary of the Company, Parent, the Offeror or any other subsidiary of Parent or by stockholders, if any, who are entitled to and who properly exercise dissenters' rights under

Delaware law) will be converted into the right to receive from the Surviving Corporation the Offer Price in cash, without interest (the "Merger Consideration"). See Section 12.

     The Merger is subject to a number of conditions, including approval by stockholders of the Company, if such approval is required by applicable law. If the Offeror acquires 90% or more of the outstanding Shares pursuant to the Offer or otherwise, the Offeror would be able to effect the Merger pursuant to the short-form merger provisions of the Delaware General Corporation Law (the "DGCL"), without prior notice to, or any action by, any other stockholder of the Company. See Section 12.

     The Merger Agreement is more fully described in Section 13.

     The Company has informed the Offeror, that, as of April 15, 1997, there were 9,297,472 Shares issued and outstanding, 970,329 Shares reserved for issuance upon the exercise of outstanding options to purchase Shares ("Stock Options"), 12,250 Shares issuable upon the exercise of certain outstanding warrants ("Warrants") and 112,991 Shares reserved for issuance under the Company's Employee Stock Purchase Plans ("ESPP Shares"). Based upon the foregoing, the Offeror believes that approximately 5,196,522 Shares constitute a majority of the outstanding Shares on a fully diluted basis. Accordingly, the Minimum Condition will be satisfied if at least 5,196,522 Shares, or approximately 55.89% of the outstanding shares as of April 15, 1997 (50.00% plus 1 share of the Shares on a fully diluted basis), are validly tendered and not withdrawn prior to the Expiration Date (as defined herein). If the Minimum Condition is satisfied and the Offeror accepts for payment Shares tendered pursuant to the Offer, the Offeror will be able to elect a majority of the members of the Company's Board of Directors and to effect the Merger without the affirmative vote of any other stockholder of the Company.

     Certain Federal income tax consequences of the sale of Shares pursuant to the Offer and the conversion of Shares pursuant to the Merger are described in
Section 5.

     THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

1.  TERMS OF THE OFFER.

     Upon the terms and subject to the conditions of the Offer (including if the Offer is extended or amended, the terms and conditions of any extension or amendment), the Offeror will accept for payment and pay for all Shares validly tendered prior to the Expiration Date and not theretofore withdrawn in accordance with Section 4. The term "Expiration Date" means 12:00 midnight, New York City time, on May 27, 1997, unless and until the Offeror shall have extended the period of time during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by the Offeror, will expire.

     In the Merger Agreement the Offeror has agreed that it will not, without the consent of the Company, extend the Offer, except that, without the consent of the Company, the Offeror may extend the Offer (a) if at the scheduled or extended Expiration Date any of the conditions to the Offeror's obligation to accept Shares for payment are not satisfied or waived, until such time as such conditions are satisfied or waived, (b) for any period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission (the "Commission") or the staff thereof applicable to the Offer, (c) from time to time until two business days after the expiration of the last to expire of the waiting period under the HSR Act and the German Competition Act and (d) for a period of not more than 15 business days, notwithstanding that all conditions to the Offer are satisfied as of such Expiration Date, if, immediately prior to such Expiration Date (as it may be extended), the Shares tendered and not withdrawn pursuant to the Offer equal less than 90% of the outstanding Shares (on a fully diluted basis). As used in this Offer to Purchase, "business day" has the meaning set forth in Rule 14d-1 under the Securities and Exchange Act of 1934, as amended (the "Exchange Act").

     In addition, the Offeror has agreed in the Merger Agreement that it will not, without the consent of the Company, (a) reduce the number of Shares subject to the Offer, (b) reduce the Offer Price, (c) add to the conditions set forth in Section 14, (d) change the form of consideration payable in the Offer, (e) extend the Offer, except as provided in the Merger Agreement,
(f) amend any other term of or add any new term to the Offer in any manner materially adverse to the Company's stockholders or (g) waive the Minimum Condition.

     Subject to the terms of the Merger Agreement and the applicable rules and regulations of the Commission, the Offeror reserves the right (but shall not be obligated), at any time and from time to time, and regardless of whether or not any of the events or facts set forth in Section 15 hereof shall have occurred,
(a) to extend the period of time during which the Offer is open, and thereby delay acceptance for payment of and the payment for any Shares, by giving oral or written notice of such extension to the Depositary and (b) to amend the Offer in any other respect by giving oral or written notice of such amendment to the Depositary. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE FOR TENDERED SHARES, WHETHER OR NOT THE OFFEROR EXERCISES ITS RIGHT TO EXTEND THE OFFER.

     If by 12:00 midnight, New York City time, on May 27, 1997 (or any date or time then set as the Expiration Date), any or all of the conditions to the Offer have not been satisfied or waived, the Offeror reserves the right (but shall not be obligated), subject to the terms and conditions contained in the Merger Agreement and to the applicable rules and regulations of the Commission, (a) to terminate the Offer and not accept for payment or pay for any Shares and return all tendered Shares to tendering stockholders, (b) to waive all the unsatisfied conditions other than the Minimum Condition and accept for payment and pay for all Shares validly tendered prior to the Expiration Date and not theretofore withdrawn, (c) to extend the Offer and, subject to the right of stockholders to withdraw Shares until the Expiration Date, retain the Shares that have been tendered during the period or periods for which the Offer is extended or (d) to amend the Offer.

     There can be no assurance that the Offeror will exercise its right to extend the Offer. Any extension, waiver, amendment or termination will be followed as promptly as practicable by public announcement. In the case of an extension, Rule 14e-l(d) under the Exchange Act, requires that the announcement be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date in accordance with the public announcement requirements of Rule 14d-4(c) under the Exchange Act. Subject to applicable law (including Rules 14d-4(c) and 14d-6(d) under the Exchange Act, which require that any material change in the information published, sent or given to stockholders in connection with the Offer be promptly disseminated to stockholders in a manner reasonably designed to inform stockholders of such change) and without limiting the manner in which the Offeror may choose to make any public announcement, the Offeror will not have any obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service.

     If the Offeror extends the Offer or if the Offeror is delayed in its acceptance for payment of or payment (whether before or after its acceptance for payment of Shares) for Shares or it is unable to pay for Shares pursuant to the Offer for any reason, then, without prejudice to the Offeror's rights under the Offer, the Depositary may retain tendered Shares on behalf of the Offeror, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in Section 3. However, the ability of the Offeror to delay the payment for Shares that the Offeror has accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by or on behalf of holders of securities promptly after the termination or withdrawal of such bidder's offer.

     If the Offeror makes a material change in the terms of the Offer or the information concerning the Offer or waives a material condition of the Offer (including, with the Company's consent, a waiver of the Minimum Condition), the Offeror will disseminate additional tender offer materials and extend the Offer to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act. The minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer, other than a change in price or a change in the percentage of securities sought, will depend upon the facts and circumstances then existing, including the relative materiality of the changed terms or information.

With respect to a change in price or a change in the percentage of securities sought, a minimum period of 10 business days is generally required to allow for adequate dissemination to stockholders.

     Consummation of the Offer is conditioned upon satisfaction of the Minimum Condition, the expiration or termination of all waiting periods imposed by the HSR Act and the German Competition Act and the other conditions set forth in
Section 15. Subject to the terms and conditions contained in the Merger Agreement, the Offeror reserves the right (but shall not be obligated) to waive any or all such conditions. However, if the Offeror waives or amends the Minimum Condition (which action may not be taken without the Company's consent) during the last five business days during which the Offer is open, the Offeror will be required to extend the Expiration Date so that the Offer will remain open for at least five business days after the announcement of such waiver or amendment is first published, sent or given to holders of Shares and may also be required to extend the Offer if other conditions are waived, depending upon the materiality of the waiver.

     The Company has provided the Offeror with the Company's stockholder lists and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase, the related Letter of Transmittal and other relevant materials will be mailed by the Offeror to record holders of Shares, and will be furnished to brokers, dealers, banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder lists, or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

     The Offeror is not offering to purchase any of the Stock Options or Warrants. The Merger Agreement provides that the Company will amend its Stock Option Plans (as defined herein) to provide that if the optionees do not exercise their unexercised options within thirty (30) days of a notice that the Company proposes to merge into another corporation, to the extent that an optionee does not exercise within thirty (30) days of the notice and agrees in writing thereto, the optionee shall receive, in settlement of each option held by the optionee, a "cash amount" (less any applicable withholding taxes) with respect to the number of previously unexercised Shares underlying the option immediately prior to the effectiveness of the Merger. Each option shall terminate no later than the effectiveness of the Merger. The cash amount payable for each option shall equal the product of (i) the Merger Consideration minus the exercise price per Share of each such option and (ii) the number of previously unexercised Shares covered by each such option. Pursuant to the Merger Agreement, the Company is required to provide such notice to participants in its stock option plans. Except as may be otherwise agreed to by Parent or Sub and the Company, the Company's stock option plans shall terminate as of the effectiveness of the Merger and the provisions in any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any of its subsidiaries shall be deleted as of the effective time. The Company shall use its best efforts so that following the effective time no holder of employee stock options will have any right to receive Shares upon exercise of an employee stock option. The Company shall give notice as promptly as permitted by the terms thereof to each holder of a Transferable Warrant dated as of July 20, 1993 (issued in connection with the acquisition of Concord Technologies, Inc. by the Company) pursuant to
Section 8(ii) thereof permitting such warrant holders to exercise their warrants in full in accordance with the terms of Section 9 thereof. See Section 13, "The Merger Agreement -- Stock Options; Warrants."

2.  ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES.

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Offeror will accept for payment and will pay for all Shares validly tendered prior to the Expiration Date and not theretofore withdrawn in accordance with Section 4 promptly after the later to occur of (a) the Expiration Date and (b) subject to compliance with Rule 14e-1(c) under the Exchange Act, the satisfaction or waiver of the conditions set forth in Section
15. Subject to compliance with Rule 14e-1(c) under the Exchange Act, the Offeror expressly reserves the right to delay payment for Shares in order to comply in whole or in part with any applicable law. See Sections 1 and 16. In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates for such Shares or timely confirmation (a "Book-Entry Confirmation") of a book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company or the Philadelphia Depository Trust Company (collectively, the "Book-Entry Transfer

Facilities"), pursuant to the procedures set forth in Section 3, (ii) a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) with all required signature guarantees or, in the case of a book-entry transfer, an Agent's Message (as defined below) and (iii) any other documents required by the Letter of Transmittal.

     The term "Agent's Message" means a message transmitted by a Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that such Book-Entry Transfer Facility has received an express acknowledgment from the participant in such Book-Entry Transfer Facility tendering the Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Offeror may enforce such agreement against the participant.

     For purposes of the Offer, the Offeror will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not withdrawn as, if and when the Offeror gives oral or written notice to the Depositary of the Offeror's acceptance of such Shares for payment. In all cases, payment for Shares purchased pursuant to the Offer will be made by deposit of the purchase price with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from the Offeror and transmitting such payment to tendering stockholders. If, for any reason whatsoever, acceptance for payment of any Shares tendered pursuant to the Offer is delayed, or the Offeror is unable to accept for payment Shares tendered pursuant to the Offer, then, without prejudice to the Offeror's rights under Section 1, the Depositary may, nevertheless, on behalf of the Offeror, retain tendered Shares, and such Shares may not be withdrawn, except to the extent that the tendering stockholders are entitled to withdrawal rights as described in Section 4 below and as otherwise required by Rule 14e-1(c) under the Exchange Act. Under no circumstances will interest be paid by the Offeror because of any delay in making such payment.

     If any tendered Shares are not accepted for payment pursuant to the terms and conditions of the Offer for any reason, or if certificates are submitted for more Shares than are tendered, certificates for such unpurchased or untendered Shares will be returned, without expense to the tendering stockholder (or, in the case of Shares delivered by book-entry transfer to a Book-Entry Transfer Facility, such Shares will be credited to an account maintained within such Book-Entry Transfer Facility), as promptly as practicable after the expiration, termination or withdrawal of the Offer.

     If, prior to the Expiration Date, the Offeror increases the price being paid for Shares accepted for payment pursuant to the Offer, such increased consideration will be paid to all stockholders whose Shares are purchased pursuant to the Offer, whether or not such Shares were tendered prior to such increase in consideration.

     The Offeror reserves the right to transfer or assign, in whole or from time to time in part, to one or more of its affiliates the right to purchase Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve the Offeror of its obligations under the Offer or prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment.

3.  PROCEDURE FOR TENDERING SHARES.

     Valid Tenders. For Shares to be validly tendered pursuant to the Offer, a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof), with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and any other required documents, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedure set forth below. In addition, either (i) certificates representing such Shares must be received by the Depositary along with the Letter of Transmittal or such Shares must be tendered pursuant to the procedure for book-entry transfer set forth below, and a Book-Entry Confirmation must be received by the Depositary, in each case prior to the Expiration Date, or (ii) the guaranteed delivery procedures set forth below must be complied with. No alternative, conditional or contingent tenders will be accepted.

     DELIVERY OF DOCUMENTS TO A BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH SUCH BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

     Book-Entry Transfer. The Depositary will make a request to establish an account with respect to the Shares at each Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in a Book-Entry Transfer Facility's system may make book-entry delivery of Shares by causing a Book-Entry Transfer Facility to transfer such Shares into the Depositary's account at a Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures for transfer. Although delivery of Shares may be effected through book-entry at a Book-Entry Transfer Facility prior to the Expiration Date, (i) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer, and any other required documents, must, in any case, be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase or (ii) the guaranteed delivery procedures described below must be complied with.

     Signature Guarantee. Signatures on the Letter of Transmittal must be guaranteed by a member in good standing of the Securities Transfer Agents Medallion Program, or by any other bank, broker, dealer, credit union, savings association or other entity which is an "eligible guarantor institution," as such term is defined in Rule 17Ad-15 under the Exchange Act (each of the foregoing being referred to as an "Eligible Institution" and, collectively, as "Eligible Institutions"), unless the Shares tendered thereby are tendered (i) by a registered holder of Shares who has not completed either the box labeled "Special Delivery Instructions" or the box labeled "Special Payment Instructions" on the Letter of Transmittal or (ii) for the account of any Eligible Institution. If the certificates evidencing Shares are registered in the name of a person or persons other than the signer of the Letter of Transmittal, or if payment is to be made, or delivered to, or certificates evidencing unpurchased Shares are to be issued or returned to, a person other than the registered owner or owners, then the tendered certificates must be endorsed or accompanied by duly executed stock powers, in either case signed exactly as the name or names of the registered owner or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed by an Eligible Institution as provided in the Letter of Transmittal. See Instructions 1 and 5 to the Letter of Transmittal.

     Guaranteed Delivery. If a stockholder desires to tender Shares pursuant to the Offer and such stockholder's certificates for Shares are not immediately available or time will not permit all required documents to reach the Depositary prior to the Expiration Date or the procedure for book-entry transfer cannot be completed on a timely basis, such Shares may nevertheless be tendered if all of the following guaranteed delivery procedures are duly complied with:

          (i) the tender is made by or through an Eligible Institution;

          (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form made available by the Offeror, is received by the Depositary, as provided below, prior to the Expiration Date; and

          (iii) the certificates for all tendered Shares, in proper form for transfer (or a Book-Entry Confirmation with respect to such Shares), together with a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof), with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and any other documents required by the Letter of Transmittal are received by the Depositary within three trading days after the date of such Notice of Guaranteed Delivery. The term "trading day" is any day on which The NASDAQ Stock Market, Inc.'s National Market ("NASDAQ") is open for business.

     The Notice of Guaranteed Delivery may be delivered by hand or transmitted by facsimile transmission or by mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

     THE METHOD OF DELIVERY OF SHARES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH ANY BOOK-ENTRY

TRANSFER FACILITY, IS AT THE ELECTION AND SOLE RISK OF THE TENDERING STOCKHOLDER. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. DELIVERY OF THIS LETTER OF TRANSMITTAL AND ACCOMPANYING SHARES WILL BE DEEMED EFFECTIVE AND RISK OF LOSS WITH RESPECT TO SUCH LETTER OF TRANSMITTAL AND ACCOMPANYING CERTIFICATE(S) WILL PASS ONLY WHEN SUCH LETTER OF TRANSMITTAL AND ACCOMPANYING CERTIFICATE(S) ARE ACTUALLY RECEIVED BY THE EXCHANGE AGENT.

     Notwithstanding any other provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (i) certificates for such Shares or a Book-Entry Confirmation, (ii) a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof), with all required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and
(iii) any other documents required by the Letter of Transmittal.

     BACKUP FEDERAL INCOME TAX WITHHOLDING. TO PREVENT "BACKUP" FEDERAL INCOME TAX WITHHOLDING WITH RESPECT TO PAYMENT OF THE PURCHASE PRICE OF SHARES PURCHASED PURSUANT TO THE OFFER, EACH STOCKHOLDER MUST PROVIDE THE DEPOSITARY WITH SUCH STOCKHOLDER'S CORRECT TAXPAYER IDENTIFICATION NUMBER ("TIN") AND CERTIFY THAT SUCH STOCKHOLDER IS NOT SUBJECT TO BACKUP FEDERAL INCOME TAX WITHHOLDING BY COMPLETING THE SUBSTITUTE FORM W-9 INCLUDED IN THE LETTER OF TRANSMITTAL. FOREIGN HOLDERS MUST SUBMIT A COMPLETED FORM W-8 TO AVOID BACKUP WITHHOLDING. THIS FORM MAY BE OBTAINED FROM THE DEPOSITARY. SEE INSTRUCTIONS 8 AND 9 SET FORTH IN THE LETTER OF TRANSMITTAL.

     Determination of Validity. All questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by the Offeror, in its sole discretion, and its determination will be final and binding on all parties. The Offeror reserves the absolute right to reject any or all tenders of any Shares that are determined by it not to be in proper form or the acceptance of or payment for which may, in the opinion of the Offeror, be unlawful. The Offeror also reserves the absolute right to waive any of the conditions of the Offer, subject to the limitations set forth in the Merger Agreement, or any defect or irregularity in the tender of any Shares. The Offeror's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the Instructions to the Letter of Transmittal) will be final and binding on all parties. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived. None of the Offeror, the Parent, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

     Other Requirements. By executing the Letter of Transmittal as set forth above (including through delivery of an Agent's Message), a tendering stockholder irrevocably appoints designees of the Offeror as such stockholder's attorneys-in-fact and proxies, each with full power of substitution, in the manner set forth in the Letter of Transmittal, to the full extent of such stockholder's right with respect to the Shares tendered by such stockholder and accepted for payment by the Offeror (and any and all other Shares or other securities issued or issuable in respect of such Shares on or after April 23,
1997). All such powers of attorney and proxies shall be considered coupled with an interest in the tendered Shares. This appointment is effective when, and only to the extent that, the Offeror accepts for payment the Shares deposited with the Depositary. Upon acceptance for payment, all prior powers of attorney and proxies given by the stockholder with respect to such Shares or other securities or rights will, without further action, be revoked and no subsequent proxies may be given or written consent executed (and, if given or executed, will not be deemed effective). The designees of the Offeror will, with respect to the Shares and other securities or rights, be empowered to exercise all voting and other rights of such stockholder as they in their sole judgment deem proper in respect of any annual or special meeting of the Company's stockholders, or any adjournment or postponement thereof. The Offeror reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon the Offeror's payment for such Shares, the Offeror must be able to exercise full voting and other rights with respect to such

Shares and the other securities or rights issued or issuable in respect of such Shares, including voting at any meeting of stockholders (whether annual or special or whether or not adjourned) in respect of such Shares.

     A tender of Shares pursuant to any one of the procedures described above will constitute the tendering stockholder's acceptance of the terms and conditions of the Offer, as well as the tendering stockholder's representation and warranty that (i) such stockholder has the full power and authority to tender, sell, assign and transfer the tendered Shares (and any and all other Shares or other securities issued or issuable in respect of such Shares on or after April 23, 1997), and (ii) when the same are accepted for payment by the Offeror, the Offeror will acquire good and unencumbered title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claims. The Offeror's acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and the Offeror upon the terms and subject to the conditions of the Offer.

4.  WITHDRAWAL RIGHTS.

     Except as otherwise provided in this Section 4, tenders of Shares made pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment pursuant to the Offer, may also be withdrawn at any time after June 27, 1997. If purchase of or payment for Shares is delayed for any reason or if the Offeror is unable to purchase or pay for Shares for any reason, then, without prejudice to the Offeror's rights under the Offer, tendered Shares may be retained by the Depositary on behalf of the Offeror and may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as set forth in this Section 4, subject to Rule 14e-1(c) under the Exchange Act, which provides that no person who makes a tender offer shall fail to pay the consideration offered or return the securities deposited by or on behalf of security holders promptly after the termination or withdrawal of the Offer.

     For a withdrawal of Shares tendered pursuant to the Offer to be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name in which the certificates representing such Shares are registered, if different from that of the person who tendered the Shares. If certificates for Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Shares have been tendered by an Eligible Institution, the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer set forth in Section 3, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and must otherwise comply with such Book-Entry Transfer Facility's procedures. All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Offeror, in its sole discretion, and its determination will be final and binding on all parties. None of the Offeror, Moore, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

     Any Shares properly withdrawn will be deemed not validly tendered for purposes of the Offer, but may be retendered at any subsequent time prior to the Expiration Date by following any of the procedures described in Section 3.

5.  CERTAIN FEDERAL INCOME TAX CONSEQUENCES.

     The following is a summary of certain United States federal income tax consequences of the Offer and the Merger to holders whose Shares are purchased pursuant to the Offer or whose Shares are converted to cash in the Merger (including pursuant to the exercise of appraisal rights). The discussion is for general information only and does not purport to consider all aspects of federal income taxation that may be relevant to holders of Shares. The discussion is based on current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), existing, proposed and temporary regulations promulgated thereunder and administrative and judicial interpretations thereof, all of which are subject to change. The discussion applies only to holders of Shares in whose hands Shares are capital assets within the meaning of Section 1221 of the Code, and may not apply to Shares received pursuant to the exercise of employee stock options or otherwise as compensation, or to certain types of holders of Shares (such as insurance companies, tax-exempt organizations and broker-dealers) who may be subject to special rules. This discussion does not discuss the federal income tax consequences to a holder of Shares who, for United States federal income tax purposes, is a non-resident alien individual, a foreign corporation, a foreign partnership or a foreign estate or trust, nor does it consider the effect of any foreign, state or local tax laws.

     BECAUSE INDIVIDUAL CIRCUMSTANCES MAY DIFFER, EACH HOLDER OF SHARES SHOULD CONSULT SUCH HOLDER'S OWN TAX ADVISOR TO DETERMINE THE APPLICABILITY OF THE RULES DISCUSSED BELOW TO SUCH HOLDER AND THE PARTICULAR TAX EFFECTS TO SUCH HOLDER OF THE OFFER AND THE MERGER, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL AND OTHER INCOME TAX LAWS.

     The receipt of cash for Shares pursuant to the Offer or the Merger will be a taxable transaction for federal income tax purposes. In general, for federal income tax purposes, a holder of Shares will recognize gain or loss equal to the difference between the holder's adjusted tax basis in the Shares sold pursuant to the Offer or converted to cash in the Merger and the amount of cash received therefor. Gain or loss must be determined separately for each block of Shares (i.e., Shares acquired at the same cost in a single transaction) sold pursuant to the Offer or converted to cash in the Merger. Such gain or loss will be capital gain or loss and will be long-term gain or loss if the holder held the Shares for more than one year, on the date of sale (in the case of the Offer) or the effective time of the Merger (in the case of the Merger). The receipt of cash for Shares pursuant to the exercise of appraisal rights will generally be taxed in the same manner as described above. Long-term capital gain of individuals currently is taxed at a maximum federal income tax rate of 28%. Payments in connection with the Offer or the Merger may be subject to "backup withholding" at a rate of 31%, unless a holder of Shares (a) is a corporation or comes within certain exempt categories and, when required, demonstrates this fact or (b) provides a correct TIN to the payor, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A holder who does not provide a correct TIN may be subject to penalties imposed by the Internal Revenue Service. Any amount paid as backup withholding does not constitute an additional tax and will be creditable against the holder's federal income tax liability. Each holder of Shares should consult with his or her own tax advisor as to his or her qualification for exemption from backup withholding and the procedure for obtaining such exemption. Holders tendering their Shares in the Offer may prevent backup withholding by completing the Substitute Form W-9 included in the Letter of Transmittal. See Section 3. Similarly, holders who convert their Shares into cash in the Merger may prevent backup withholding by completing a Substitute Form W-9 and submitting it to the paying agent for the Merger.

6.  PRICE RANGE OF SHARES; DIVIDENDS.

     The Shares are traded on NASDAQ under the symbol PEAK. The following table sets forth for the periods indicated the high and low sales prices per Share on NASDAQ as reported by the Company in the 1996 Annual Report on Form 10-K with respect to the years ended December 31, 1995 and December 31, 1996, and as reported by published financial sources with respect to quarterly periods after December 31, 1996.

                                                                      HIGH       LOW
                                                                     ------     ------
        Year Ended December 31, 1995:
          First Quarter............................................  $21.25     $14.75
          Second Quarter...........................................  $20.75     $16.75
          Third Quarter............................................  $30.50     $25.25
          Fourth Quarter...........................................  $34.75     $20.00
        Year Ended December 31, 1996:
          First Quarter............................................  $30.75     $18.25
          Second Quarter...........................................  $27.25     $17.50
          Third Quarter............................................  $24.00     $19.50
          Fourth Quarter...........................................  $21.75     $10.50
        Year Ended December 31, 1997:
          First Quarter............................................  $12.75     $ 8.50
          Second Quarter (through April 28, 1997)..................  $17.75     $11.00

     On April 22, 1997, the last full day of trading prior to the public announcement of the execution of the Merger Agreement, the closing price per Share as reported on NASDAQ was $13.00. On April 28, 1997, the last full day of trading prior to the commencement of the Offer, the closing price per Share as reported on NASDAQ was $17.69. STOCKHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES.

7.  CERTAIN EFFECTS OF THE TRANSACTION.

     The purchase of the Shares by the Offeror pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and will reduce the number of holders of Shares, which will adversely affect the liquidity and market value of the remaining Shares held by stockholders other than the Offeror.

     NASDAQ Listing. Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the standards for continued inclusion in NASDAQ, which require that an issuer have at least 200,000 publicly held shares with a market value of at least $1,000,000, held by at least 400 shareholders or 300 shareholders of round lots. If these standards are not met, the Shares might nevertheless continue to be quoted in the over-the-counter "additional list" or in one of the "local lists", but if the number of holders of the Shares falls below 300, or if the number of publicly held Shares falls below 100,000 or there are not at least two registered and active market makers for the Shares, the Shares would no longer be "qualified" for NASDAQ reporting and NASDAQ would cease to provide any quotations. Shares held directly or indirectly by directors, officers or beneficial owners of more than 10% of the Shares are not considered as being publicly held for this purpose. In the event the Shares are no longer eligible for NASDAQ quotation, quotations might still be available from other sources. The extent of the public market for the Shares and the availability of such quotations would, however, depend in the number of holders of Shares remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration under the Exchange Act, as described below, and other factors. According to the Company, as of March 31, 1997, there were approximately 120 holders of record of Shares and 4000 beneficial owners of Shares and as of March 31, 1997, there were 9,305,385 Shares outstanding.

     Exchange Act Registration. The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application by the Company to the Commission if the Shares are not listed on a national securities exchange and there are fewer than 300 record holders of Shares. It is the intention of the Offeror to seek to cause an application for such termination to be made as soon after consummation of the Offer as the requirements for termination of registration of the Shares are met. If such registration were terminated, the Company would no longer legally be required to disclose publicly in proxy materials distributed to stockholders the information which it now must provide under the Exchange Act or to make public disclosure of financial and other information in annual, quarterly and other reports required to be filed with the Commission under the Exchange Act; and the officers, directors and 10% stockholders of the Company would no longer be subject to the "short-swing" insider trading reporting and profit recovery provisions of the Exchange Act. Furthermore, if such registration were terminated, persons holding "restricted securities" of the Company may be deprived of their ability to dispose of such securities under Rule 144 or 144A promulgated under the Securities Act of 1933, as amended (the "Securities Act").

     If the registration of the Shares is not terminated prior to the Merger, then the Shares will be delisted from all stock exchanges and the registration of the shares under the Exchange Act will be terminated following the consummation of the Merger.

     Margin Regulations. The Shares are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares. Depending upon factors similar to those described above regarding listing and market quotations, it is possible that, following the Offer, the Shares would no longer constitute "margin securities" for the purposes of the margin regulations of the Federal Reserve Board and therefore could no longer be used as collateral for loans made by brokers. If registration of Shares under the Exchange Act were terminated, the Shares would no longer be "margin securities."

8.  CERTAIN INFORMATION CONCERNING THE COMPANY.

     Except as otherwise set forth herein, the information concerning the Company contained in this Offer to Purchase, including financial information, has been taken from or based upon publicly available documents and records on file with the Commission and other public sources. Although neither the Offeror nor the Parent has any knowledge that would indicate that statements contained herein based upon such documents are untrue, neither the Offeror, Moore, the Parent nor the Dealer Manager assumes any responsibility for the accuracy or completeness of the information concerning the Company, furnished by the Company, or contained in such documents and records or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to the Offeror or the Parent.

     The Company is a corporation organized under the laws of Delaware with its principal executive offices located at 600 Madison Avenue, New York, New York 10022. The Company is the largest systems integrator and full service value added distributor of bar code based data capture and wireless data communications systems. The Company focuses principally on industrial applications, including warehousing, manufacturing and distribution.

     Set forth below is certain summary consolidated financial data with respect to the Company excerpted or derived from financial information contained in the Company's 1996 Form 10-K. More comprehensive financial information is included in such report and other documents filed by the Company with the Commission, and the following summary is qualified in its entirety by reference to such report and such other documents and all the financial information (including any related notes) contained therein. Such report and other documents should be available for inspection and copies thereof should be obtainable in the manner set forth below.

                       THE PEAK TECHNOLOGIES GROUP, INC.

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                FOR YEARS ENDED DECEMBER 31,
                                                             ----------------------------------
                                                               1996         1995         1994
                                                             --------     --------     --------
STATEMENT OF OPERATIONS DATA
  Total operating revenues.................................  $215,681     $184,629     $136,481
  Operating income (loss)..................................   (12,194)      11,966       10,222
  Net income (loss)........................................   (12,559)       6,350        4,850
  Net earnings (loss) per share............................     (1.37)        0.74         0.71

                                                              AS OF DECEMBER 31,
                                                             ---------------------
                                                               1996         1995
                                                             --------     --------
BALANCE SHEET DATA
  Total current assets.....................................    80,182       67,526
  Total assets.............................................   136,402      103,777
  Total current liabilities................................    48,016       33,134
  Long-term debt...........................................    24,928        2,476
  Total stockholders' equity...............................   136,402      103,777

     The Company is subject to the informational requirements of the Exchange Act and in accordance therewith files periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. The Company is required to disclose in such proxy statements certain information, as of particular dates, concerning the Company's directors and officers, their remuneration, stock options granted to them, the principal holders of the Company's securities and any material interests of such persons in transactions with the Company. Such reports, proxy statements and other information may be inspected at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street (Suite 400), Chicago, Illinois 60661. Copies of such material may also be obtained by mail, at prescribed rates, from the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a World Wide Web site on the internet at http://www.sec.gov that contains reports and other information regarding registrants that file electronically with the Commission. Such material should also be available for inspection at the offices of NASDAQ, 1735 K Street, N.W., Washington, D.C. 20006.

9.  CERTAIN INFORMATION CONCERNING MOORE, PARENT, FRDK AND THE OFFEROR.

     The Offeror is a Delaware corporation. To date, the Offeror has not conducted any business other than that incident to its formation, the execution and delivery of the Merger Agreement and the commencement of the Offer. Accordingly, no meaningful financial information with respect to the Offeror is available. The Offeror is a wholly owned subsidiary of FRDK. The principal executive office of the Offeror is located at 275 N. Field Drive, Lake Forest, Illinois 60045.

     FRDK, a New York corporation, is a wholly owned subsidiary of Parent. The principal executive office of FRDK is located at 275 N. Field Drive, Lake Forest, Illinois 60045.

     Parent, a Delaware corporation, is a wholly owned subsidiary of Moore. The principal executive office of Parent is located at 275 N. Field Drive, Lake Forest, Illinois 60045. Parent is the largest subsidiary of Moore with $1.634 billion in revenues in 1996.

     Moore was incorporated under the laws of Ontario in 1882. Its registered office is at Suite 7200, P.O. Box 78, 1 First Canadian Place, Toronto, Ontario Canada M5X 1G5.

     Moore is the leading global partner helping companies communicate through print and digital technologies. Moore designs, manufactures and delivers business communications products, services in business forms and systems, business equipment, print management outsourcing, commercial and digital printing, labels, personalized direct mail, statement printing and related services. Moore has approximately 19,000 employees and over 100 manufacturing facilities serving customers in 47 countries. Sales in 1996 were U.S.$2.5 billion.

     Moore operates in two key market segments: (1) Forms, Print Management and Related Products which includes Labels and Label Systems and (2) Customer Communication Services. Moore operates on a decentralized strategic business unit basis within each geographical location. In order to better serve customer needs for sales and marketing, Moore also specializes by industry segment and process application. Moore operates in the following geographic segments: (1) Canada, (2) United States, (3) Europe, (4) Latin America and (5) Asia Pacific.

     Set forth below is certain summary consolidated financial data with respect to Moore and its subsidiaries excerpted or derived from financial information contained in Moore's Annual Report on Form 10-K for the year ended December 31, 1996. More comprehensive financial information is included in such report and other documents filed by Parent with the Commission, and the following summary is qualified in its entirety by reference to such report and such other documents and all the financial information (including any related notes) contained therein.

                           MOORE CORPORATION LIMITED

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                               FOR YEARS ENDED DECEMBER 31,
                                                         ----------------------------------------
                                                            1996           1995           1994
                                                         ----------     ----------     ----------
                                                          (DOLLARS IN THOUSANDS EXCEPT PER SHARE
                                                                          DATA)
STATEMENT OF INCOME DATA
  Total revenues.......................................  $2,517,673     $2,602,254     $2,406,048
  Income from continuing operations....................     142,608        113,612        135,263
  Net income...........................................     149,923        267,501        121,400
  Net earnings per share...............................  $     1.50     $     2.68     $     1.22

                                                            AS OF DECEMBER 31,
                                                         -------------------------
                                                            1996           1995
                                                         ----------     ----------
                                                             (U.S. DOLLARS, IN
                                                                THOUSANDS)
BALANCE SHEET DATA
  Total assets.........................................  $2,224,040     $2,235,638
  Total liabilities....................................     674,221        747,468
  Total stockholders' equity...........................   1,549,819      1,488,170

     On April 23, 1997, Moore announced that its Board of Directors approved two programs to repurchase shares of its common stock. The first program involves a repurchase of 12,000,000 shares at a range between CDN$28.00 and CDN$32.00. Moore is making this offer through a Dutch auction tender, which allows shareholders to tender shares at any price in the range. The purchase price will be the lowest price within the range at or below which up to 12,000,000 shares are tendered. Under the second program, Moore intends to purchase up to 5,000,000 shares in a normal course issuer bid through the facilities of the Toronto and Montreal stock exchanges during the 12 month period commencing in June 1997 after obtaining usual regulatory approvals.

     Moore announced on April 23, 1997 that it had entered into an agreement in principal to acquire United Ad Label Co., Inc. ("United Ad Label") for an undisclosed amount. Moore expects to complete the acquisition through an indirect wholly owned subsidiary by May 30, 1997. United Ad Label specializes in supplying pressure sensitive labels to the healthcare industry. There can be no assurance that this acquisition will be completed.

     Moore is subject to the informational requirements of the Exchange Act and in accordance therewith files periodic reports and other information with the Commission relating to its business, financial condition and other matters. Such reports and other information are available for inspection and copying at the offices of the Commission in the same manner as set forth with respect to the Company in Section 8 and at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

     The name, citizenship, business address, present principal occupation and material positions held during the past five years of each of the directors and executive officers of Moore, the Parent, FRDK and the Offeror are set forth in Annex I to this Offer to Purchase.

     Except as described in this Offer to Purchase, none of the Offeror, the Parent, or to the best knowledge of the Offeror or the Parent, any of the persons listed in Annex I to this Offer to Purchase owns or has any right to acquire any Shares and none of them has effected any transaction in the Shares during the past 60 days.

     Except as set forth in this Offer to Purchase, none of the Offeror, the Parent or, to the best knowledge of the Offeror or the Parent, any of the persons listed in Annex I hereto, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies. Except as set forth in this Offer to Purchase, there have been no contacts, negotiations or transactions between the Offeror or the Parent, or, to the best of their knowledge, any of the persons listed in Annex I hereto, on the one hand, and the Company or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors, or a sale or other transfer of a material amount of assets. Except as described in this Offer to Purchase, none of the Offeror, the Parent or, to the best knowledge of the Parent or the Offeror, any of the persons listed in Annex I hereto, has had any transaction with the Company or any of its executive officers, directors or affiliates that would require disclosure under the rules and regulations of the Commission applicable to the Offer.

10.  SOURCE AND AMOUNT OF FUNDS.

     The Offeror plans to obtain all funds needed for the Offer and the Merger through a capital contribution and loans that will be made by FRDK to the Offeror. While FRDK intends to borrow funds for the bulk of such capital contribution pursuant to a credit agreement (as amended by a First Amendment on September 1, 1995 and by a Second Amendment as of August 8, 1996, the "Credit Agreement") entered into between Moore, FRDK and the Bank of Nova Scotia ("ScotiaBank") on August 10, 1995 for a US $1,100,000,000 revolving credit facility (the "Credit Facility"), this Offer is not conditioned upon any financing arrangements. The total amount of funds required by the Offeror to consummate the Offer and the Merger is expected to be approximately $175 million (excluding related fees and expenses). The proceeds of the loans may be used, among other things, for general corporate purposes of Moore and its direct and indirect subsidiaries (including, subject to certain limitations, for the acquisition of other businesses). Moore has guaranteed FRDK's payment obligations under the Credit Agreement.

     The Credit Agreement provides that interest on the loans outstanding under the Credit Agreement will bear interest, at FRDK's option, at either Scotiabank's (i) alternate base rate or (ii) reserve-adjusted LIBO rate plus
25.0 basis points. A commitment fee (the "Commitment Fee") will be paid with respect to the daily average unused portion of the Credit Agreement commitment amount (whether or not then available), in an amount equal to 6.0 basis points per annum and will mature on August 7, 1997.

     The Credit Agreement includes conditions precedent customary for the type of transaction proposed including, without limitation: (i) for the first borrowing under the Credit Facility, no material adverse change in the financial condition, operations, or prospects of Moore on a consolidated basis since December 31, 1994; and for each subsequent borrowing under the Credit Facility, no material adverse change in the financial condition, operations, or properties of Moore on a consolidated basis since December 31, 1994; (ii) receipt of closing certificates, opinions of counsel, and related documentation customary for the type of transaction involved; (iii) no event of default or condition which with, the giving of notice or the passage of time (or both) would constitute an event of default shall have occurred and be continuing; and (iv) representations and warranties made in the Credit Agreement are accurate in all material respects.

     The Credit Agreement contains representations and warranties from both FRDK and Moore that are customary for transactions of similar size and type.

     The Credit Agreement contains affirmative and negative covenants customary for transactions of similar size and type, and these covenants are binding on both FRDK and Moore. Under the Credit Agreement, these covenants include, without limitation, restrictions on the incurrence of liens or other encumbrances by Moore and its subsidiaries, except for the following: (a) liens and encumbrances covering margin stock, (b) liens and encumbrances securing indebtedness not to exceed US $100,000,000 in the aggregate, and (c) certain other negotiated exceptions.

     The Credit Agreement includes certain financial covenants. One of these is a specified maximum consolidated total debt to total capitalization ratio (defined as total debt of specified types (including indebtedness for borrowed money, capitalized lease obligations, letter of credit repayment obligations) to the sum of such debt plus book equity) of Moore not to exceed 55% (all accounting terms to be interpreted, and all accounting determinations and computations to be made, in accordance with Canadian generally accepted accounting principles, as conformed to U.S. generally accepted accounting principles). Another financial covenant restricts the maximum amount of purchase-money debt and specified contingent liabilities, including guarantees, in respect of debt issued by persons that are not majority-owned subsidiaries of Moore.

     The Credit Agreement contains customary events of default, including without limitation (i) a cross-default to other indebtedness of Moore and any of its subsidiaries, with a principal amount in excess of U.S. $25,000,000 (subject to certain exceptions, including inter-company indebtedness where the relevant defaults have been waived by the holder of such indebtedness), and (ii) a "Change of Control" (as defined in the Credit Agreement) of Moore.

     The Credit Agreement contains certain other customary provisions, including indemnification rights for "Lenders" (as defined in the Credit Agreement), assignment and participation rights for Lenders, expense payment undertakings, waivers of jury trial, choice of law provisions and other terms specified in the Credit Agreement.

     The foregoing summary of the Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the Credit Agreement, a copy of which (together with its amendments) is attached hereto as an exhibit.

     If sufficient funds are not available under the Credit Agreement for any reason, Moore will supply funds from cash on hand.

11. BACKGROUND OF THE OFFER; PAST CONTACTS, TRANSACTIONS OR NEGOTIATIONS WITH THE COMPANY.

     On October 18, 1996, the Company's financial advisor, William Blair & Company, L.L.C. ("William Blair"), received an inquiry, through Lazard Freres & Co. LLC ("Lazard Freres") , the financial advisor to Parent, pursuant to which Lazard Freres communicated Parent's interest in investigating a potential transaction with the Company. On October 21, 1996, the Company received certain information regarding Parent through William Blair. On October 28, 1996, the Company informed Parent that it was not interested in pursuing a transaction at that time, but indicated that it would be willing to consider a specific proposal from Parent should Parent desire to present such a proposal.

     On November 27, 1996, Lazard Freres contacted the Company to arrange a meeting between the Company and Parent. The Company agreed to an "informational meeting." Management of the Company and Parent met on December 6, 1996 at the offices of Lazard Freres and discussed certain information regarding the Company.

     On February 18, 1997, the Company formally retained William Blair as a financial advisor with respect to the potential transaction with Parent and on February 19, 1997, the Company and Parent entered into a confidentiality and standstill agreement.

     On February 28, 1997, representatives from Parent's management visited the Company's corporate offices in New York City at which time confidential data was presented, explained and discussed. Between March 1-17, 1997, the Company delivered additional requested information to Parent.

     On March 28, 1997, Parent communicated to the Company, by telephone, that it would consider a transaction in the form of a tender offer followed by a merger, with Parent offering to acquire all outstanding shares for $17.00 per share (subject to negotiation of definitive documentation and completion of due diligence), which was confirmed in writing on March 31, 1997. On that day, in conjunction with its public announcement of 1996 earnings, the Company publicly announced that it had received an offer relating to an acquisition of the Company at a premium to its then current per share trading price.

     After receiving a revised, written indication of Parent's proposal on April 2, 1997 increasing the purchase price to $18.50 per share (subject to negotiation of definitive documentation and completion of due diligence) the Company and Parent entered into an exclusivity agreement on April 4, 1997. From that point until the execution of the Merger Agreement, Parent conducted an extensive due diligence investigation of the Company and its business and the parties circulated and negotiated drafts of the Merger Agreement and other related agreements.

     During this time, the Company's Board of Directors met on several occasions to discuss the proposed transaction with Parent and adopted resolutions authorizing negotiation of the Proposed transaction.

     Following negotiation of definitive documentation and completion of due diligence, the parties agreed to a final purchase price of $18.00 per share.

     At a meeting of the Company's Board of Directors held on April 22, 1997, the Company's Board of Directors considered and discussed the terms and conditions of the Merger Agreement. At such meeting, William Blair delivered its fairness opinion stating that the cash consideration to be received by the Company's stockholders pursuant to the Offer and Merger was fair to such stockholders from a financial point of view. By unanimous vote of the directors present at the meeting, the Company's Board of Directors approved the Merger Agreement and the transactions contemplated thereby. The Company's Board of Directors also adopted resolutions (i) stating that the Merger Agreement was in the best interest of the stockholders, and (ii) calling for the Company to file a Recommendation Statement on Schedule 14D-9 recommending that stockholders tender their Shares pursuant to the Offer.

     As a part of the transaction, the parties agreed to restructure the severance arrangements of certain employees as described more fully in the
Schedule 14D-9 filed by the Company in connection with this transaction.

12.  PURPOSE OF THE OFFER AND THE MERGER; PLANS FOR THE COMPANY.

     Purpose. The purpose of the Offer is to enable Parent to acquire control of, and the entire equity interest in, the Company. The Offer, as the first step in the acquisition of the Company, is intended to facilitate the acquisition of all the Shares. The purpose of the Merger is to acquire all Shares not tendered and purchased pursuant to the Offer or otherwise.

     Appraisal Rights. Holders of Shares do not have appraisal rights as a result of the Offer. However, if the Merger is consummated, holders of Shares at the effective time of the Merger will have certain rights pursuant to the provisions of Section 262 of the DGCL ("Section 262") to dissent and demand appraisal of their Shares. Under Section 262, dissenting stockholders who comply with the applicable statutory procedures will be entitled to receive a judicial determination of the fair value of their Shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger) and to receive payment of such fair value in cash, together with a fair rate of interest, if any. Any such judicial determination of the fair value of Shares could be based upon factors other than, or in addition to, the price per Share to be paid in the Merger or the market value of the Shares. The value so determined could be more or less than the price per Share to be paid in the Merger.

     The foregoing summary of Section 262 does not purport to be complete and is qualified in its entirety by reference to Section 262. FAILURE TO FOLLOW THE STEPS REQUIRED BY SECTION 262 OF THE DGCL FOR PERFECTING APPRAISAL RIGHTS MAY RESULT IN THE LOSS OF SUCH RIGHTS.

     Going Private Transactions. The Commission has adopted Rule 13e-3 under the Exchange Act which is applicable to certain "going private" transactions. The Offeror does not believe that Rule 13e-3 will be applicable to the Merger unless the Merger is consummated more than one year after the termination of the Offer. If applicable, Rule 13e-3 requires, among other things, that certain financial information concerning the fairness of the Merger and the consideration offered to minority stockholders in such transaction be filed with the Commission and disclosed to stockholders prior to the consummation of the Merger.

     Except as otherwise described in this Offer to Purchase, the Offeror and Parent have no current plans or proposals that would relate to, or result in, any extraordinary corporate transaction involving the Company, such as a merger, reorganization or liquidation involving the Company or any of its subsidiaries, a sale or transfer of a material amount of assets of the Company or any of its subsidiaries, any change in the Company's capitalization or dividend policy or any other material change in the Company's business, corporate structure or personnel.

13.  THE MERGER AGREEMENT.

     The Merger Agreement. The Merger Agreement provides that following the satisfaction or waiver of the conditions described below under "Conditions to the Merger", the Offeror will be merged with and into the Company, and each then outstanding Share (other than Shares owned by the Company, any subsidiary of the Company, Parent, the Offeror, any other subsidiary of Parent or by stockholders, if any, who are entitled to and who properly exercise dissenters' rights under Delaware law) will be converted into the right to receive an amount in cash equal to the price per Share paid pursuant to the Offer.

     Vote Required To Approve Merger. The DGCL requires, among other things, that the adoption of any plan of merger or consolidation of the Company must be approved by the Board of Directors and generally by the holders of the Company's outstanding voting securities. The Board of Directors of the Company has approved the Offer and the Merger; consequently, the only additional action of the Company that may be necessary to effect the Merger is approval by the Company's stockholders if the "short-form" merger procedure described below is not available. Under the DGCL, the affirmative vote of holders of a majority of the outstanding Shares (including any Shares owned by the Offeror) is generally required to approve the Merger. If the Offeror acquires, through the Offer or otherwise, voting power with respect to a majority of the outstanding Shares (which would be the case if the Minimum Condition were satisfied and the Offeror were to accept for payment Shares tendered pursuant to the Offer), it would have sufficient voting power to effect the Merger without the vote of any other stockholder of the Company.

     The DGCL also provides that if a parent company owns at least 90% of each class of stock of a subsidiary, the parent company can effect a short-form merger with that subsidiary without the action of the other stockholders of the subsidiary. Accordingly, if, as a result of the Offer or otherwise, the Offeror owns at least 90% of the outstanding Shares, the Offeror could, and intends to, effect the Merger without prior notice to, or any action by, any other stockholder of the Company.

     Conditions to the Merger. The Merger Agreement provides that the Merger is subject to the satisfaction of certain conditions, including the following: (a) if required by applicable law, the Merger Agreement and the transactions contemplated thereby shall have been approved by the affirmative vote of the holders of a majority of the Shares; (b) no statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other Federal, state or local government or any court, tribunal, administrative agency or commission or other governmental or other regulatory authority or agency, domestic, foreign or supranational (a "Governmental Entity") or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect; provided, however, that each of the Company, the Offeror and Parent shall have used reasonable efforts to prevent the entry of any such injunction or other order and to appeal as promptly as possible any injunction or other order that may be entered; (c) the Offeror shall have previously accepted for payment and paid for Shares pursuant to the Offer; and (d) the applicable waiting periods under the HSR Act and the German Competition Act shall have expired or been terminated.

     Termination of the Merger Agreement. The Merger Agreement may be terminated at any time prior to the effective time of the Merger, whether before or after approval of the terms of the Merger Agreement by the stockholders of the Company:

          (1) by mutual written consent of Parent and the Company;

          (2) by either Parent or the Company if (a)(i) as a result of the failure of any of the conditions to the Offer, the Offer shall have terminated or expired in accordance with its terms without the Offeror having accepted for payment any Shares pursuant to the Offer or (ii) the Offeror shall not have accepted for payment any Shares pursuant to the Offer prior to November 23, 1997, provided, however, that the right to terminate the Merger Agreement pursuant to either clause (2)(a)(i) or
     (2)(a)(ii) shall not be available to any party whose failure to perform any of its obligations under the Merger Agreement results in the failure of any such condition or if the failure of such condition results from facts or circumstances that constitute a breach of representation or warranty under the Merger Agreement by such party; or (b) if any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the acceptance for payment of, or payment for, Shares pursuant to the Offer or the Merger and such order, decree or ruling or other action shall have become final and nonappealable;

          (3) by Parent or the Offeror (a) prior to the purchase of Shares pursuant to the Offer, in the event of a breach by the Company of any representation, warranty, covenant or other agreement contained in the Merger Agreement which (i) would give rise to the failure of a condition set forth in paragraph (e) or (f) of Section 15 and (ii) cannot be or has not been cured within 20 days after the giving of written notice to the Company; or (b) if either Parent or the Offeror is entitled to terminate the Offer as a result of (i) the Board of Directors of the Company or any committee thereof having withdrawn or modified in a manner adverse to Parent or the Offeror its approval or recommendation of the Offer, the Merger or the Merger Agreement, or approved or recommended any Takeover Proposal (as defined below), (ii) the Company having entered into any agreement with respect to any Superior Proposal (as defined below) under circumstances described below under "Takeover Proposals" or (iii) the Board of Directors of the Company or any committee thereof having resolved to take any of the actions described in clauses (3)(b)(i) or (3)(b)(ii); or

          (4) by the Company (a) in connection with entering into a definitive agreement in accordance with the terms of the Merger Agreement as described below under "Takeover Proposal", provided it has complied with all provisions thereof, including the notice provisions therein, and that it makes simultaneous payment of the Termination Fee (as defined below under "Fees and Expenses"), (b) if Parent or the Offeror shall have breached in any material respect any of their respective representations, warranties, covenants or other agreements contained in the Merger Agreement, which breach or failure to perform is incapable of being cured or has not been cured within 20 days after the giving of written notice to Parent or the Offeror, except, in any case, such breaches and failures which are not reasonably likely to affect adversely Parent's or the Offeror's ability to complete the Offer or the Merger or (c) if Parent, Offeror or any of their affiliates shall have failed to commence the Offer on or prior to five business days following the date of the initial public announcement of the Offer; provided, that the Company may not terminate the Merger Agreement pursuant to this clause 4(c) if the Company is at such time in breach of its obligations under the Merger Agreement such as to cause a material adverse effect on the Company and its Subsidiaries, taken as a whole.

     Takeover Proposals. The Merger Agreement provides that the Company will not, nor will it permit any of its subsidiaries to, authorize or permit any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its subsidiaries, directly or indirectly, (1) to solicit, initiate or encourage (including by way of furnishing information), or take any other action to facilitate, any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any Takeover Proposal or (2) to participate in any discussions or negotiations regarding any Takeover Proposal; provided, however, that if, at any time prior to the acceptance for payment of Shares pursuant to the Offer, the Board of Directors of the Company determines in good faith, after consultation with outside counsel, that it is necessary to do so in order to comply with its fiduciary duties to the Company's stockholders under applicable law, the Company may, in response to an unsolicited Takeover Proposal, and subject to compliance with the notification provisions discussed below, (i) furnish information with respect to the Company to any person pursuant to a confidentiality agreement in a form approved by the Company and Parent (such approval not to be unreasonably withheld) and (ii) participate in negotiations regarding such Takeover Proposal. The Merger Agreement defines "Takeover Proposal" as any inquiry, proposal or offer from any person relating to any direct or indirect acquisition or purchase of 20% or more of the assets of the Company and its subsidiaries or 20% or more of any class of equity securities of the Company or any of its subsidiaries, any tender offer or exchange offer that if consummated would result in any person beneficially owning 20% or more of any class of equity securities of the Company or any of its subsidiaries, any merger, consolidation, business combination, sale of substantially all the assets, recapitalization, liquidation, dissolu-tion or similar transaction involving the Company or any of its subsidiaries, other than the transactions contemplated by the Merger Agreement, or any other transaction the consummation of which could reasonably be expected to impede, interfere with, prevent or materially delay the Offer or the Merger or which would reasonably be expected to dilute materially the benefits to Parent of the transactions contemplated thereby.

     The Merger Agreement provides further that, except as described below, neither the Board of Directors of the Company nor any committee thereof shall
(i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent, the approval or recommendation by such Board of Directors or such committee of the Offer, the Merger Agreement or the Merger, (ii) approve or recommend, or propose to approve or recommend, any Takeover Proposal or (iii) cause the Company to enter into any agreement with respect to any Takeover Proposal. Notwithstanding the foregoing, in the event that prior to the acceptance for payment of Shares pursuant to the Offer the Board of Directors of the Company determines in good faith, after consultation with outside counsel, that it is necessary to do so in order to comply with its fiduciary duties to the Company's stockholders under applicable law, such Board of Directors may (subject to the other provisions regarding Takeover Proposals) withdraw or modify its approval or recommendation of the Offer, the Merger Agreement or the Merger, approve or recommend a Superior Proposal, cause the Company to enter into an agreement with respect to a Superior Proposal or terminate the Merger Agreement, in each case at any time after the second business day following Parent's receipt of written notice (a "Notice of Superior Proposal") advising Parent that the Board of Directors of the Company has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal. In the event that a Notice of Superior Proposal is delivered and any material term or condition of the Superior Proposal described therein is subsequently changed, the Company must deliver a supplemental Notice of Superior Proposal describing such change and may withdraw or modify its approval or recommendation of the Offer, the Merger Agreement and the Merger, approve or recommend the modified Superior Proposal or cause the Company to enter into an agreement with respect to the modified Superior Proposal only at a time that is after the second business day following Parent's receipt of the supplemental Notice of Superior Proposal. In addition, if the Company proposes to enter into an agreement with respect to any Takeover Proposal, it must concurrently with entering into such agreement pay, or cause to be paid, to Parent the Termination Fee. See "Fees and Expenses". For purposes of the Merger Agreement, a "Superior Proposal" means any bona fide proposal to acquire, directly or indirectly, for consideration consisting of cash and/or securities, more than 50% of the Shares then outstanding or all or substantially all the assets of the Company and otherwise on terms which the Board of Directors of the Company determines in its good faith judgment (based on the advice of a financial advisor of nationally recognized reputation) to be more favorable to the Company's stockholders than the Offer and the Merger.

     In addition to the obligations of the Company described in the preceding two paragraphs, the Merger Agreement provides that the Company shall immediately advise Parent orally and in writing of any request for information or of any Takeover Proposal, the material terms and conditions of such request or Takeover Proposal and the identity of the person making any such request or Takeover Proposal. The Company is further required under the terms of the Merger Agreement to keep Parent fully informed of the status and details (including amendments or proposed amendments) of any such request or Takeover Proposal.

     The Merger Agreement provides that nothing contained therein shall prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to the Company's stockholders if, in the good faith judgment of the Board of Directors of the Company, after consultation with outside counsel, failure to so disclose would be inconsistent with its fiduciary duties to the Company's stockholders under applicable law; provided, however, that neither the Company nor its Board of Directors nor any committee thereof shall, except as permitted by the Merger Agreement and as described above, withdraw or modify, or propose to withdraw or modify, its position with respect to the Merger or approve or recommend, or propose to approve or recommend, a Takeover Proposal.

     Fees and Expenses. The Merger Agreement provides that the Company shall pay to Parent an amount equal to $5.6 million (the "Termination Fee"), plus an amount, not to exceed $1.0 million, equal to Parent's actual and reasonably documented out-of-pocket fees and expenses incurred by Parent and Offeror in connection with the Offer, the Merger, the Merger Agreement and the consummation of the transactions contemplated by the Merger Agreement, which shall be payable in same day funds, if (a) the Company shall terminate the Merger Agreement pursuant to clause 4(a) under "Termination of the Merger Agreement," (b) Parent shall terminate the Merger Agreement pursuant to clause 3(b) under "Termination of the Merger Agreement", or (c) either the Company or Parent terminates the Merger Agreement pursuant to clause 2(a)(i) and
(ii) under "Termination of the Merger Agreement," and (i) prior thereto there shall have been publicly announced another Takeover Proposal or an event set forth in paragraph (i) of Section 15 shall have occurred and (ii) a Takeover Proposal shall be consummated on or prior to April 30, 1998.

     The Termination Fee and Parent's good faith estimate of its expenses shall be paid (1) in the case of terminations referenced in subparts (a) and (b) above, concurrently with any such termination and (2) in the case of termination referenced in subpart (c) above, at the time of consummation of a Takeover Proposal as described in subpart (c)(ii) above, together in each case with delivery of a written acknowledgement by the Company of its obligation to reimburse Parent for its actual expenses in excess of such estimated expenses payment.

     Conduct of Business by the Company. The Merger Agreement provides that, except as otherwise expressly contemplated by the Merger Agreement or to the extent that Parent shall otherwise consent in writing, until such time as Parent's designees constitute a majority of the Board of Directors of the Company, (a) the Company and its subsidiaries will, subject to certain exceptions set forth in the Merger Agreement, carry on their respective businesses in the ordinary course (it being understood that the foregoing does not cover future events resulting from public announcement of the Offer and the Merger) and use all reasonable efforts to preserve intact their current business organizations, keep available the services of their current officers and employees and preserve their relationships with customers, suppliers and others having business dealings with them; (b) the Company will not, and will not permit any of its subsidiaries to, (i) declare or pay any dividends on or make other distributions in respect of any of its capital stock (other than dividends by a direct or indirect subsidiary of the company to its parent), (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (iii) repurchase, redeem or otherwise acquire any shares of capital stock of the Company or its subsidiaries or any other securities thereof except pursuant to contracts existing on the date of the Merger Agreement; (c) the Company will not, and will not permit any of its subsidiaries to, issue, deliver, sell, pledge or encumber, or authorize the issuance, delivery, sale, pledge or encumbrance of, any shares of its capital stock of any class or any securities convertible into, or rights, warrants, calls, subscriptions or options to acquire, any such shares or convertible securities, or any other ownership interest in the Company, other than (i) the issuance of Shares upon the exercise of stock options outstanding on the date of the Merger Agreement in accordance with their terms, (ii) the issuance of Shares upon the exercise of Warrants outstanding on the date of the Merger Agreement in accordance with their terms, or (iii) the issuance of Shares under Employee Stock Purchase Plans in accordance with clause (d) under " -- Stock Options; Warrants;" (d) the Company will not, and it will not permit any of its subsidiaries to, amend or propose to amend its certificate of incorporation or its by-laws (or similar organizational documents); (e) the Company will not, and it will not permit any of its subsidiaries to, acquire or agree to acquire (i) (by merging, consolidating, acquiring stock or assets or by any other manner) any business, corporation, partnership, joint venture, association or other business organization or division thereof or (ii) any assets that are material, individually or in the aggregate, to the Company and its subsidiaries taken as a whole, except purchases of inventory in the ordinary course of business consistent with past practice; (f) the Company will not, and it will not permit any of its subsidiaries to, sell, lease, license, encumber or otherwise dispose of, or agree to sell, lease, license, encumber or otherwise dispose of, any of its assets, other than sales or licenses of its products to customers and dispositions of equipment, in each case in the ordinary course of business consistent with past practice; (g) the Company will not, and it will not permit any of its subsidiaries to, (i) incur or guarantee indebtedness for borrowed money or issue or sell any debt securities or warrants or rights to acquire any debt securities of the Company (or any of its subsidiaries), guarantee any debt securities of others, enter into any "keep-well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, except for working capital borrowings incurred in the ordinary course of business consistent with past practice or (ii) make any loans, advances or capital contributions to, or investments in, any other person, other than, with respect to both of the foregoing clauses (i) and (ii), (A) to the Company or any direct or indirect wholly owned subsidiary of the Company or (B) any advances to employees in accordance with past practice; (h) the Company will confer with Parent on a regular basis as reasonably requested by Parent, report on operational matters and promptly advise Parent of any material adverse change with respect to the Company and will promptly provide to Parent (or its counsel) copies of all filings made by the Company with any governmental entity in connection with the Merger Agreement and the transactions contemplated thereby;
(i) neither the Company nor any of its subsidiaries will make any tax election that would have a material adverse effect on the Company or any of its subsidiaries or settle or compromise any material income tax liability of the Company or any of its subsidiaries, and the Company will, before filing any material tax return of the Company or any of its subsidiaries, consult with Parent and its advisors and shall take such positions or make such elections as the Company and Parent shall jointly agree; (j) neither the Company nor any of its subsidiaries will make or agree to make any new capital expenditure or expenditures other than in accordance with the Company's 1997 Operating Plan;
(k) the Company will not, and it will not permit any of its subsidiaries to, discharge any claims, liabilities or obligations, other than the discharge of certain liabilities of the Company in the ordinary course of business consistent with past practice or in accordance with their terms; (l) except in the ordinary course of business, neither the Company nor any of its subsidiaries shall (i) modify, amend or terminate any material contract or agreement to which the Company or such subsidiary is a party, (ii) waive, release or assign any material rights or claims or (iii) grant any rights to Intellectual Property except for licenses in the ordinary course of business consistent with past practice (employment agreements entered into in connection with the Merger are "material contracts or agreements"); (m) the Company and its subsidiaries will not, except as may be required by law and except as otherwise specifically permitted, (A) enter into, adopt, amend or terminate any Company Benefit Plan (as defined) or other employee benefit plan or any agreement, arrangement, plan or policy for the benefit of any director, officer or current or former employee, (B) except for normal increases or bonuses in the ordinary course of business consistent with past practice that, in the aggregate, do not result in a material increase in benefits or compensation expense to the Company, increase in any manner the compensation or fringe benefits of, or pay any bonus to, any director, officer or employee or (C) pay any benefit not required by any plan or arrangement as currently in effect (including the granting of, acceleration of exercisability of or vesting of stock options, stock appreciation rights or restricted stock); (n) neither the Company nor any of its subsidiaries will authorize any of, or commit or agree to take any of, the foregoing actions; and
(o) the company shall deliver to Parent as promptly as practicable following the date of the Merger Agreement a fully executed engagement letter from Goldman, Sachs & Co. in the form of that attached to the Merger Agreement as Schedule 6.01(o). Pursuant to the Merger Agreement, the Company has agreed that, without the prior consent of Parent, the Company will not seek a fairness opinion from Goldman Sachs & Co.

     In addition to the foregoing, the Company has agreed that it will not take any action, or permit any of its subsidiaries to take any action, that would result in (a) any of the representations and warranties of the Company set forth in the Merger Agreement that are qualified as to materiality becoming untrue,
(b) any of such representations and warranties that are not so qualified becoming untrue in any material respect or (c) any of the conditions to the Offer set forth in Section 15 not being satisfied.

     Board of Directors. The Merger Agreement provides that promptly upon the acceptance for payment of, and payment for, any Shares by the Offeror pursuant to the Offer, the Offeror shall be entitled to designate, subject to compliance with Section 14(f) of the Exchange Act, a majority of the directors on the Company's Board of Directors, and the Company and its Board of Directors shall, at such time, take all such action needed to cause the Offeror's designees to be appointed to, and to constitute a majority of, the Company's Board of Directors. Subject to applicable law, the Company has agreed to take all action requested by Parent necessary to effect any such election, including mailing to its stockholders the Information Statement containing the information required by
Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, which Information Statement is attached as Schedule I to the Schedule 14D-9 filed by the Company in connection with this transaction.

     Stock Options; Warrants. The Merger Agreement provides that (a) the Company will amend The Peak Technologies Group, Inc. Nonqualified Stock Option Plan, The Peak Technologies Group, Inc. Incentive

Stock Option Plan, the Peak Technologies Group, Inc. 1995 Non-Employee Directors Stock Option Program and any other program or plan pursuant to which there are holders of options to purchases Shares granted by the Company (collectively, the "Stock Option Plans") to provide that if the optionees do not exercise their unexercised options within thirty (30) days of a notice that the Company proposes to merge into another corporation, to the extent that an optionee does not exercise within thirty (30) days of the notice and signs a written acknowledgement, the optionee shall receive, in settlement of each option held by the optionee, a "cash amount" (less any applicable withholding taxes) with respect to the number of previously unexercised Shares underlying the option immediately prior to the effectiveness of the Merger. Each option shall terminate as of the effectiveness of the Merger. The cash amount payable for each option shall equal the product of (i) the Merger Consideration minus the exercise price per Share of each such option and (ii) the number of previously unexercised Shares covered by each such option; (b) the Company will provide such notice referenced in clause (a) of this section to participants in its Stock Option Plans; (c) except as may be otherwise agreed to by Parent or Sub and the Company, the Company's Stock Option Plans shall terminate as of the effective time and the provisions in any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any of its subsidiaries shall be deleted as of the effective time; (d) the Company will use its best efforts so that following the effective time no holder of employee stock options will have any right to receive Shares upon exercise of an employee stock option, (e) outstanding purchase rights under the Company's Employees Stock Purchase Plan and Global Employees Stock Purchase Plan (the "Company ESPPs") shall be exercised upon the earlier of (i) the next scheduled purchase date under the Company ESPPs or (ii) immediately prior to the effective time of the Merger, and each participant in the Company ESPPs shall accordingly be issued Shares at that time which shall be canceled at the effective time of the Merger and converted into the right to receive the Merger Consideration for those Shares. The Company ESPPs shall terminate with such exercise date, and no purchase rights shall be subsequently granted or exercised under the Company ESPPs.

     The Merger Agreement, however, provides that, notwithstanding anything to the contrary in clauses (a) through (d) above, if it is determined that compliance with any of the actions described in such clauses would cause any individual subject to Section 16 of the Exchange Act to become subject to the profit recovery provisions thereof, any Stock Options held by such individual will be canceled or purchased, as the case may be, at the effective time of the Merger or at such later time as may be necessary to avoid application of such profit recovery provisions and such individual will be entitled to receive from the Company or the Surviving Corporation an amount equal to the excess, if any, of the Merger Consideration over the per Share exercise price of such Stock Option multiplied by the number of Shares subject thereto, and the parties hereto will cooperate so as to achieve the intent of the foregoing without giving rise to such profit recovery.

     The Merger Agreement further provides that the Company shall give notice as promptly as permitted by the terms thereof to each holder of a Transferable Warrant dated as of July 20, 1993 (issued in connection with the acquisition of Concord Technologies, Inc. by the Company) pursuant to Section 8(ii) thereof permitting such warrant holders to exercise their warrants in full in accordance with the terms of Section 9 thereof.

     The Merger Agreement provides that the Company shall amend (and the Company has duly amended) the Rights Agreement to make the Rights inapplicable to the Merger Agreement, the offer and the purchase of shares pursuant to the offer.

     Indemnification and Insurance. In the Merger Agreement, Parent and the Offeror have agreed that all rights to indemnification for acts or omissions occurring prior to the effectiveness of the Merger that are in existence as of the date of the Merger Agreement in favor of the current or former directors or officers of the Company and its subsidiaries as provided in their respective certificates of incorporation or by-laws or contractual arrangements or as otherwise provided by applicable law shall survive the Merger and shall continue in full force and effect in accordance with their terms. Pursuant to the Merger Agreement, Parent will, for a period of six years from the effectiveness of the Merger, unless Parent agrees in writing to guarantee the indemnification obligations set forth above, maintain in effect the Company's current directors' and officers' liability insurance covering those persons who are currently covered by the Company's directors' and officers' liability insurance policy except that, to the extent that such coverage is not obtainable at less than or equal to 200% of the current per annum cost, Parent will be obligated to purchase only so much coverage as may then be obtained for such amount.

     Reasonable Efforts. The Merger Agreement provides that each of the parties will use its reasonable efforts to take, or cause to be taken, all actions necessary to comply promptly with all legal requirements which may be imposed on itself with respect to the Offer and the Merger and will promptly cooperate with and furnish information to each other in connection with any such requirements imposed upon any of them or any of their subsidiaries in connection with the Offer and the Merger and will, and will cause its subsidiaries to, use its reasonable efforts to take all reasonable actions necessary to obtain (and will cooperate with each other in obtaining) any consent, authorization, order or approval of, or any exemption by, any governmental entity or other public or private third party required to be obtained or made by any of them or any of their subsidiaries in connection with the Offer and the Merger or the taking of any action contemplated thereby or by the Merger Agreement, except that no party need waive any substantial rights or agree to any substantial limitation on its operations or to dispose of any assets.

     Representations and Warranties. The Merger Agreement contains various customary representations and warranties.

     Procedure for Termination, Amendment, Extension or Waiver. The Merger Agreement provides that in the event the Offeror's designees are appointed or elected to the Board of Directors of the Company as described above under "Board of Directors", after the acceptance for payment of Shares pursuant to the Offer and prior to the effective time of the Merger, the affirmative vote of the directors of the Company not designated by Parent or Offeror is required for the Company to amend or terminate the Merger Agreement, exercise or waive any of its rights or remedies under the Merger Agreement, or extend the time for performance of the Offeror's and Parent's respective obligations under the Merger Agreement.

14.  DIVIDENDS AND DISTRIBUTIONS.

     Pursuant to the terms of the Merger Agreement, the Company is prohibited from taking any of the actions described in the two succeeding paragraphs, and nothing herein shall constitute a waiver by the Offeror or Parent of any of its rights under the Merger Agreement or a limitation of remedies available to the Offeror or Parent for any breach of the Merger Agreement, including termination thereof.

     If, on or after April 23, 1997, the Company should (a) split, combine or otherwise change the Shares or its capitalization, (b) acquire or otherwise cause a reduction in the number of outstanding Shares or other securities or (c) issue or sell additional Shares, shares of any other class of capital stock, other voting securities or any securities convertible into, or rights, warrants or options, conditional or otherwise, to acquire any of the foregoing, other than Shares issued pursuant to the exercise of outstanding Company Stock Options or warrants, then, subject to the provisions of Section 15, the Offeror, in its sole discretion, may make such adjustments as it deems appropriate in the Offer Price and other terms of the Offer, including, without limitation, the number or type of securities offered to be purchased.

     If, on or after April 23, 1997, the Company should declare or pay any cash dividend on the Shares or other distribution on the Shares, or issue with respect to the Shares any additional Shares, shares of any other class of capital stock, other voting securities or any securities convertible into, or rights, warrants or options, conditional or otherwise, to acquire, any of the foregoing, payable or distributable to stockholders of record on a date prior to the transfer of the Shares purchased pursuant to the Offer to the Offeror or its nominee or transferee on the Company's stock transfer records, then, subject to the provisions of Section 15, (a) the Offer Price may, in the sole discretion of the Offeror, be reduced by the amount of any such cash dividend or cash distribution and (b) the whole of any such noncash dividend, distribution or issuance to be received by the tendering stockholders will (i) be received and held by the tendering stockholders for the account of the Offeror and will be required to be promptly remitted and transferred by each tendering stockholder to the Depositary for the account of the Offeror, accompanied by appropriate documentation of transfer, or (ii) at the direction of the Offeror, be exercised for the benefit of the Offeror, in which case the proceeds of such exercise will promptly be remitted to the Offeror. Pending such remittance and subject to applicable law, the Offeror will be entitled to all rights and privileges as owner of any such noncash dividend, distribution, issuance or proceeds and may withhold the entire Offer Price or deduct from the Offer Price the amount or value thereof, as determined by the Offeror in its sole discretion.

15.  CERTAIN CONDITIONS OF THE OFFER.

     Notwithstanding any other term of the Offer or the Merger Agreement, the Offeror shall not be required to accept for payment or, subject to any applicable rules and regulations of the Commission, including Rule 14e-1(c) under the Exchange Act (relating to the Offeror's obligation to pay for or return tendered Shares after the termination or withdrawal of the Offer), to pay for, and may delay the acceptance for payment of or, subject to the restriction referred to above, the payment for, any Shares tendered pursuant to the Offer unless (i) the Minimum Condition shall have been satisfied and (ii) any waiting periods under the HSR Act and the German Competition Act applicable to the purchase of Shares pursuant to the Offer shall have expired or been terminated. Furthermore, notwithstanding any other term of the Offer or the Merger Agreement, the Offeror shall not be required to accept for payment or, subject as aforesaid, to pay for any Shares not theretofore accepted for payment or paid for, and may terminate the Offer if, at any time on or after the date of the Merger Agreement and before the acceptance of such Shares for payment or the payment therefor, any of the following conditions exists (other than as a result of any action or inaction of Parent or any of its subsidiaries that constitutes a breach of the Merger Agreement):

          (a) there shall be threatened, instituted or pending by any person or Governmental Entity any suit, action, investigation or proceeding (i) challenging the acquisition by Parent or the Offeror of any Shares under the Offer, seeking to restrain or prohibit the making or consummation of the Offer or the Merger or the performance of any of the other transactions contemplated by the Merger Agreement, or seeking to obtain from the Company, Parent or the Offeror any damages that are material in relation to the Company and its subsidiaries taken as a whole, (ii) seeking to prohibit or impose any material limitations on Parent's or the Offeror's ownership or operation (or that of any of their respective Subsidiaries or affiliates) of all or a material portion of their or the Company's businesses or assets, or to compel Parent or the Offeror or their respective Subsidiaries and affiliates to dispose of or hold separate any material portion of the business or assets of the Company or Parent and their respective Subsidiaries, in each case taken as a whole, (iii) challenging the acquisition by Parent or the Offeror of any Shares under the Offer, seeking to restrain or prohibit the making or consummation of the Offer or the Merger or the performance of any of the other transactions contemplated by the Merger Agreement, or seeking to obtain from the Company, Parent or the Offeror any damages that are material in relation to the Company and its subsidiaries taken as a whole, (iv) seeking to impose material limitations on the ability of the Offeror, or render the Offeror unable, to accept for payment, pay for or purchase some or all of the Shares pursuant to the Offer and the Merger, (v) seeking to impose material limitations on the ability of the Offeror or Parent effectively to exercise full rights of ownership of the Shares, including, without limitation, the right to vote the Shares purchased by it on all matters properly presented to the Company's stockholders, or (vi) which otherwise is reasonably likely to have a material adverse effect on the Company;

          (b) there shall be any statute, rule, regulation, judgment, order or injunction enacted, entered, enforced, promulgated or deemed applicable to the Offer or the Merger, or any other action shall be taken by any Governmental Entity or court, other than the application to the Offer or the Merger of applicable waiting periods under the HSR Act or the German Competition Act that is reasonably likely to result, directly or indirectly, in any of the consequences referred to in clauses (i) through
     (vi) of paragraph (a) above;

          (c) there shall have occurred any events after the date of the Merger Agreement that, either individually or in the aggregate, have caused or are reasonably likely to cause a material adverse change with respect to the Company other than a change resulting from the announcement of the Offer or the Merger;

          (d)(i) the Board of Directors of the Company or any committee thereof shall have withdrawn or modified in a manner adverse to Parent or the Offeror its approval or recommendation of the Offer, the

     Merger or the Merger Agreement, or approved or recommended any Takeover Proposal, (ii) the Company shall have entered into any agreement with respect to any Superior Proposal in accordance with the Merger Agreement or
     (iii) the Board of Directors of the Company or any committee thereof shall have resolved to take any of the foregoing actions (see "The Merger Agreement -- Takeover Proposals" in Section 12);

          (e) any of the representations and warranties of the Company set forth in the Merger Agreement that are qualified as to materiality shall not be true and correct or any such representations and warranties that are not so qualified shall not be true and correct in any material respect, in each case at the date of the Merger Agreement and at the scheduled or extended expiration of the Offer;

          (f) the Company shall have failed to perform in any material respect any material obligation or to comply in any material respect with any material agreement or covenant of the Company to be performed or complied with by it under the Merger Agreement;

          (g) the Merger Agreement shall have been terminated in accordance with its terms;

          (h) there shall have occurred (i) any general suspension of, or limitation on prices for, trading in securities on the New York Stock Exchange or on NASDAQ, (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) a commencement of a war, armed hostilities or other international or national calamity directly involving the armed forces of the United States, (iv) any general limitation (whether or not mandatory) by any governmental authority on the extension of credit by banks or other lending institutions, (v) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof, (vi) a decline of at least twenty percent (20%) in the Dow Jones Industrial Average or the Standard and Poors 500 Index from the date of the Merger Agreement to the expiration or termination of the Offer or (vii) a change in general financial, bank or capital market conditions which materially and adversely affects the ability of financial institutions in the United States to extend credit or syndicate loans; or

          (i) any person acquires beneficial ownership (as defined in Rule 13d-3 promulgated under the Exchange Act), of at least 20% of the outstanding Common Stock of the Company (other than any person not required to file a Schedule 13D under the rules promulgated under the Exchange Act).

     The foregoing conditions are for the sole benefit of Parent and the Offeror, may be asserted by Parent or the Offeror regardless of the circumstances giving rise to such condition (including any action or inaction by Parent or the Offeror not in violation of the Merger Agreement) and may be waived by Parent or the Offeror in whole or in part at any time and from time to time in the sole discretion of Parent or the Offeror, subject in each case to the terms of the Agreement. The failure by Parent or the Offeror at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

16.  CERTAIN LEGAL MATTERS.

     Except as set forth in this Section, the Offeror is not aware of any approval or other action by any governmental or administrative agency which would be required for the acquisition or ownership of Shares by the Offeror as contemplated herein. Should any such approval or other action be required, it will be sought, but the Offeror has no current intention to delay the purchase of Shares tendered pursuant to the Offer pending the outcome of any such matter, subject, however, to the Offeror's right to decline to purchase Shares if any of the conditions specified in Section 15 shall have occurred. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions, or that adverse consequences might not result to the Company's business or that certain parts of the Company's business might not have to be disposed of if any such approvals were not obtained or other action taken.

     U. S. Antitrust. Under the provisions of the HSR Act applicable to the Offer, the acquisition of Shares under the Offer may be consummated following the expiration of a 15-day waiting period following the filing by Moore of a Premerger Notification and Report Form with respect to the Offer, unless Moore receives a request for additional information or documentary material from the Department of Justice, Antitrust Division

(the "Antitrust Division") or the Federal Trade Commission (the "FTC") or unless early termination of the waiting period is granted. Moore made such a filing on April 23, 1997 and, accordingly, the initial waiting period will expire at 11:59 P.M. on May 8, 1997. If, within the initial 15-day waiting period, either the Antitrust Division or the FTC request additional information or documentary material concerning the Offer, the waiting period will be extended through the tenth day after the date of substantial compliance by all parties receiving such requests. Complying with a request for additional information or documentary material can take a significant amount of time.

     The Antitrust Division and the FTC frequently scrutinize the legality under the antitrust laws of transactions such as the Offeror's proposed acquisition of the Company. At any time before or after the Offeror's acquisition of Shares pursuant to the Offer, the Antitrust Division or the FTC could take such action under the antitrust laws as either deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or the consummation of the Merger, or seeking the divestiture of Shares acquired by the Offeror or the divestiture of substantial assets of the Company or its subsidiaries or Parent or its subsidiaries. Private parties may also bring legal action under the antitrust laws under certain circumstances. There can be no assurance that a challenge to the Offer or to the consummation of the Merger on antitrust grounds will not be made, or, if such a challenge is made, of the result thereof.

     Under the provisions of the German Competition Act applicable to the Offer, the Merger is subject to a premerger notification requirement and may be consummated subject to the condition precedent that (i) a written notice has been received from the German Federal Cartel Office (the "GFCO") pursuant to which the criteria for a prohibition of the Merger pursuant to Section 24a of the German Competition Act are not satisfied, or (ii) one month after receipt by the GFCO of the complete premerger notification, the parties have not received the notice that the GFCO has undertaken to review the Merger as provided for in
Section 24a, Subsection 2, Sentence 1 of the German Competition Act or (iii) despite receipt of the notice referred to in (ii), the prohibition period of 4 months after receipt of the complete premerger notification by the GFCO provided for in Section 24a, Subsection 2, Sentence 1 of the German Competition Act has expired without a prohibition having been ordered. Moore intends to file the premerger notification with the GFCO concurrently with the filing of this Offer to Purchase, and the initial waiting period will expire one month from that filing date, in which the GFCO must also advise whether it considers the premerger notification complete. Following receipt of the premerger notification, the GFCO may undertake independent research in order to verify the information contained in the premerger notification and, as part of such process, may also divulge to third parties the merger under review and the information contained in the premerger notification, provided, however, that the notifying party may claim a business secrets privilege to certain parts of the notification, making such information private and confidential. In addition, third parties may request a third-party summons to join the proceedings in order to furnish the GFCO with information on the Merger. While third parties may join the GFCO decision-making process in such a manner, third parties do not have any legal remedies against the decision of the GFCO. There can be no assurance that a challenge to the Offer or to the consummation of the Merger under the German Competition Act will not be made, or, if such a challenge is made, of the result thereof.

     If any applicable waiting periods under the HSR Act and the German Competition Act have not expired or been terminated prior to the Expiration Date, the Offeror will not be obligated to proceed with the Offer or the purchase of any Shares not theretofore purchased pursuant to the Offer. See
Section 15.

     Section 203 of the DGCL. Section 203 of the DGCL, in general, prohibits a Delaware corporation such as the Company from engaging in a "Business Combination" (defined as a variety of transactions, including mergers, as set forth below) with an "Interested Stockholder" (defined generally as a person that is the beneficial owner of 15% or more of a corporation's outstanding voting stock) for a period of three years following the date that such person became an Interested Stockholder unless, among other things, prior to the date such person became an Interested Stockholder, the board of directors of the corporation approved either the Business Combination or the transaction that resulted in the stockholder becoming an Interested Stockholder. The Company's Board of Directors has unanimously approved the Merger Agreement and the Offeror's acquisition of Shares pursuant to the Offer. Therefore, Section 203 of the DGCL is inapplicable to the Merger.

     Other State Takeover Laws. A number of other states have adopted laws and regulations applicable to attempts to acquire securities of corporations which are incorporated, or have substantial assets, stockholders, principal executive offices or principal places of business, or whose business operations otherwise have substantial economic effects in such states. In Edgar v. MITE Corp., in 1982, the Supreme Court of the United States (the "U.S. Supreme Court") invalidated on constitutional grounds the Illinois Business Takeover statute, which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However in 1987, in CTS Corp. v. Dynamics Corp. of America, the U.S. Supreme Court held that the State of Indiana may, as a matter of corporate law and, in particular, with respect to those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquirer from voting on the affairs of a target corporation without the prior approval of the remaining stockholders. The state law before the U.S. Supreme Court was by its terms applicable only to corporations that had a substantial number of stockholders in the state and were incorporated there.

     The Company, directly or through subsidiaries, conducts business in a number of states throughout the United States and in Canada and several countries in Europe, some of which have enacted takeover laws. The Offeror does not know whether any of these laws will, by their terms, apply to the Offer or the Merger and has not complied with any such laws. Should any person seek to apply any state takeover law, the Offeror will take such action as then appears desirable, which may include challenging the validity or applicability of any such statute in appropriate court proceedings. In the event it is asserted that one or more state takeover laws is applicable to the Offer or the Merger, and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer, the Offeror might be required to file certain information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, the Offeror might be unable to accept for payment any Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer and the Merger. In such case, the Offeror may not be obligated to accept for payment any Shares tendered. See Section 15.

17.  FEES AND EXPENSES.

     Neither the Offeror nor Parent, nor any officer, director, stockholder, agent or other representative of the Offeror or Parent, will pay any fees or commissions to any broker, dealer or other person (other than the Dealer Manager, the Information Agent and the Depositary) for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies and other nominees will, upon request, be reimbursed by the Offeror for customary mailing and handling expenses incurred by them in forwarding materials to their customers.

     Lazard Freres is acting as Dealer Manager in connection with the Offer and has provided certain financial advisory services to Parent and the Offeror in connection with the proposed acquisition of the Shares. Parent has agreed to pay Lazard Freres a fee of $2 million upon the earlier of the acquisition by Parent of beneficial ownership of more than 50% of the Shares or the consummation of the Offer or the Merger. In addition, Parent has agreed to reimburse Lazard Freres for its out-of-pocket expenses related to its engagement, including the fees and expenses of its counsel, and has agreed to indemnify Lazard Freres against certain liabilities and expenses, including under the federal securities laws. Lazard Freres has and will continue to provide financial advisory services to Parent on a variety of financial matters unrelated to the Company.

     The Offeror has retained MacKenzie Partners, Inc., as Information Agent, and IBJ Schroder, as Depositary, in connection with the Offer. The Information Agent and the Depositary will receive reasonable and customary compensation for their services hereunder and reimbursement for their reasonable out-of-pocket expenses. The Information Agent and the Depositary will also be indemnified by the Offeror against certain liabilities in connection with the Offer. The Information Agent may contact holders of Shares by mail, telex, telegraph and personal interviews and may request brokers, dealers and other nominee stockholders to forward materials relating to the Offer to beneficial owners of Shares.

18.  MISCELLANEOUS.

     The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares residing in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Offeror by the Dealer Manager or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

     No person has been authorized to give any information or make any representation on behalf of the Offeror other than as contained in this Offer to Purchase or in the Letter of Transmittal and, if any such information or representation is given or made, it should not be relied upon as having been authorized by the Offeror or Parent.

     The Offeror and Parent have filed with the Commission a Schedule 14D-1, pursuant to Section 14(d)(1) of the Exchange Act and Rule 14d-3 promulgated thereunder, furnishing certain information with respect to the Offer. Such
Schedule 14D-1 and any amendments thereto, including exhibits, may be examined and copies may be obtained at the same places and in the same manner as set forth with respect to the Company in Section 8 (except that they will not be available at the regional offices of the Commission).

                                          KIRKWOOD ACQUISITION CORP.

April 29 , 1997

                                                                         ANNEX I

                  CERTAIN INFORMATION CONCERNING THE DIRECTORS
         AND EXECUTIVE OFFICERS OF MOORE, PARENT, FRDK AND THE OFFEROR

     1. DIRECTORS AND EXECUTIVE OFFICERS OF MOORE. Set forth below are the name, current business address, citizenship, present principal occupation or employment and five-year employment history of each director and executive officer of Moore. Unless otherwise indicated the principal business address of each director or executive officer is Moore Corporation Limited, 1 First Canadian Place, Toronto, Ontario M5X 1G5, Canada.

                                            PRINCIPAL OCCUPATION OR EMPLOYMENT DURING PAST FIVE YEARS,
                  NAME                            POSITIONS WITH MOORE AND CERTAIN DIRECTORSHIPS
----------------------------------------    ----------------------------------------------------------
Reto Braun..............................    Chairman of the Board since April 1995; President and
                                              Chief Executive Officer and a director since September
                                              1993; between March 1991 and September 1993, Mr. Braun
                                              was a director, President and Chief Operating Officer of
                                              Unisys Corporation; prior to March 1991, Mr. Braun was
                                              Executive Vice President of Unisys Corporation. Mr.
                                              Braun is a director of Paine Webber Group Inc., New
                                              York. Mr. Braun is a citizen of Switzerland.
Derek H. Burney.........................    Director since April 1993; Chairman, President and Chief
  Bell Canada International, Ltd.             Executive Officer of Bell Canada International Inc.;
  1000 rue de la Gauchetiere Ouest,           prior to January 1993, Mr. Burney was Canada's
  Suite 1100                                  Ambassador to the United States. Mr. Burney is a citizen
  Montreal, Quebec H3B 4Y8                    of Canada.
Shirley A. Dawe.........................    Director since November 1989; President of Shirley Dawe
  Shirley Dawe Associates Inc.                Associates Inc., a consulting firm specializing in
  119 Crescent Road                           retail management. Ms. Dawe is a citizen of Canada.
  Toronto, Ontario M4W 1T8
Arden R. Haynes.........................    Director since January 1987; prior to September 1992, Mr.
                                              Haynes was Chairman and Chief Executive Officer of
                                              Imperial Oil Limited, an oil producer and manufacturer
                                              of petroleum products. Mr. Haynes is a director of Rio
                                              Algom Ltd. Mr. Haynes is a citizen of Canada.
Richard J. Lehmann......................    Director since April 1997; President and Chief Operating
  Banc One Corporation                        Officer of Banc One Corporation; between April 1995 and
  100 E. Broad Street                         January 1996, Mr. Lehmann was President of Banc One
  Columbus, Ohio 43271-0261                   Corporation; prior to April 1995, Mr. Lehmann was
                                              Chairman and Chief Executive Officer of Banc One Arizona
                                              Corporation (formerly Valley National Corporation) and
                                              Bank One, Arizona, N.A. (formerly Valley National Bank).
                                              Mr. Lehmann is a citizen of the United States.
Jeanette P. Lerman......................    Director since June 1995; Vice President -- Corporate
  Time Warner, Inc.                           Communications, Time Warner Inc. Ms. Lerman is a citizen
  75 Rockefeller Plaza                        of the United States.
  New York, New York 10019

                                            PRINCIPAL OCCUPATION OR EMPLOYMENT DURING PAST FIVE YEARS,
                  NAME                            POSITIONS WITH MOORE AND CERTAIN DIRECTORSHIPS
----------------------------------------    ----------------------------------------------------------
Brian M. Levitt.........................    Director since December 1996; President and Chief
  Imasco Limited                              Executive Officer of Imasco Limited; between May 1993
  600 de Maisonneuve Blvd. West               and May 1995, Mr. Levitt was President and Chief
  20th Floor                                  Operating Officer of Imasco Limited; prior to May 1993,
  Montreal, Quebec H3A 3K7                    Mr. Levitt was President of Imasco Limited. Mr. Levitt
                                              is a citizen of Canada.
Carl E. Lindholm........................    Director since February 1985. Mr. Lindholm is a director
                                              of American Supplier Institute. Mr. Lindholm is a
                                              citizen of the United States.
John T. Mayberry........................    Director since February 1996; President and Chief
  Dofasco Inc.                                Executive Officer of Dofasco Inc., a steel producer;
  1330 Burlington Street East                 between August 1992 and January 1993, Mr. Mayberry was
  Hamilton, Ontario L8N 3J5                   Executive Vice President and Chief Operating Officer of
                                              Dofasco Inc.; prior to August 1992, Mr. Mayberry was
                                              Executive Vice President of Dofasco Inc. Mr. Mayberry is
                                              a citizen of Canada.
J. Robert S. Prichard...................    Director since April 1996; President of the University of
  University of Toronto                       Toronto. Mr. Prichard is a citizen of Canada.
  Simcoe Hall, Room 206
  27 King's College Circle
  Toronto, Ontario M5S 1A1
William C. Lowe.........................    Executive Vice President and President of Moore N.A.
                                              Business Systems; between January 1994 and December
                                              1995, Mr. Lowe was President and Chief Executive Officer
                                              of New England Business Service; prior to January 1994,
                                              Mr. Lowe was Chairman, President and CEO of Gulfstream
                                              Aerospace Corporation. Mr. Lowe is a citizen of the
                                              United States.
Stephen A. Holinski.....................    Senior Vice President and Chief Financial Officer; prior
                                              to May 1994, Mr. Holinski held various positions with
                                              Northern Telecom Limited, most recently he was Vice
                                              President and Treasurer; between September 1993 and
                                              March 1994, Mr. Holinski was Vice President -- Products
                                              Finance of Northern Telecom Limited; prior to September
                                              1993, Mr. Holinski was Vice President -- Finance Europe
                                              of Northern Telecom Limited. Mr. Holinski is a Director
                                              of JetForm Corporation. Mr. Holinski is a citizen of
                                              Canada.
Wayne K. Adams..........................    Vice President of Moore Corporation Limited and President
                                              of Moore Latin America since December 1994; prior to
                                              December 1994, Mr. Adams was a retired IBM executive.
                                              Mr. Adams is a citizen of the United States.

                                            PRINCIPAL OCCUPATION OR EMPLOYMENT DURING PAST FIVE YEARS,
                  NAME                            POSITIONS WITH MOORE AND CERTAIN DIRECTORSHIPS
----------------------------------------    ----------------------------------------------------------
Charles E. Buchheit.....................    Vice President of Moore Corporation Limited and President
                                              of Integrated Customer Solutions; between July 1995 and
                                              July 1996, Mr. Buchheit was President of Moore Graphic
                                              Services; prior to July 1995, Mr. Buchheit was General
                                              Manager -- U.S. Printing Systems Business of Xerox
                                              Corporation. Mr. Buchheit is a citizen of the United
                                              States.
Charles E. Canfield.....................    Vice President, Human Resources; prior to July 1992, Mr.
                                              Canfield was Director, Human Resources. Mr. Canfield is
                                              a citizen of the United States.
Roy S. Clements.........................    Vice President of Moore Corporation Limited and President
                                              of Moore Asia Pacific; prior to July 1994, Mr. Clements
                                              held various positions at Unisys Corporation, most
                                              recently he was Area General Manager; prior to January,
                                              1993, Mr. Clements was General Manager of a Hong Kong
                                              subsidiary of Unisys Corporation. Mr. Clements is a
                                              citizen of the United Kingdom.
Joseph M. Duane.........................    Vice President, Corporate Development and General Counsel;
                                              between January 1994 and August 1996, Mr. Duane was Vice
                                              President and General Counsel; prior to January 1994,
                                              Mr. Duane was Associate General Counsel of Unisys
                                              Corporation. Mr. Duane is a citizen of the United
                                              States.
Charles J. Evans........................    Vice President, Taxation; between December 1993 and
                                              February 1995, Mr. Evans was a Tax Consultant with
                                              Gentra Inc.; prior to December 1993, Mr. Evans was Vice
                                              President/Managing Partner, Taxation of Royal Trustco
                                              Limited. Mr. Evans is a citizen of Canada.
George H. Gilmore Jr....................    Vice President of Moore Corporation Limited and President
                                              of Moore Document Solutions; between July 1994 and
                                              December 1995, Mr. Gilmore was Vice President of Moore
                                              Corporation Limited and President of Moore Business
                                              Systems; prior to July 1994, Mr. Gilmore was President,
                                              Multigraphics Division of AM International Inc. Mr.
                                              Gilmore is a citizen of the United States.
Clive W. Ingham.........................    Vice President of Moore Corporation Limited and President
                                              of Moore Europe; between December 1995 and May 1996, Mr.
                                              Ingham was retired; prior to December 1995, Mr. Ingham
                                              held various positions with Unisys Corporation, most
                                              recently he was Vice President and Group General
                                              Manager, European Group. Mr. Ingham is a citizen of the
                                              United Kingdom.

                                            PRINCIPAL OCCUPATION OR EMPLOYMENT DURING PAST FIVE YEARS,
                  NAME                            POSITIONS WITH MOORE AND CERTAIN DIRECTORSHIPS
----------------------------------------    ----------------------------------------------------------
Russell I. Johnson......................    Vice President, Procurement; prior to October 1994, Mr.
                                              Johnson was Director, Capital Purchasing of Champion
                                              International Corporation. Mr. Johnson is a citizen of
                                              the United States.
Shoba Khetrapal.........................    Vice President and Treasurer; between February 1992 and
                                              January 1995, Ms. Khetrapal was Treasurer; prior to
                                              February 1992, Ms. Khetrapal was Assistant Treasurer.
                                              Ms. Khetrapal is a citizen of Canada.
Hilda A. Mackow.........................    Vice President, Communications; prior to December 1994,
                                              Ms. Mackow held various positions at Imperial Oil
                                              Limited, most recently Ms. Mackow was Manager, Marketing
                                              Services for Products and Chemicals; prior to June 1993,
                                              Ms. Mackow was Brand Marketing/Customer Services Manager
                                              of Imperial Oil Products Division. Ms. Mackow is a
                                              citizen of Canada.
Thomas J. McKiernan.....................    Vice President of Moore Corporation Limited and President
                                              of Moore Customer Communication Services; prior to
                                              September 1995, Mr. McKiernan was President of Moore
                                              Response Marketing Services. Mr. McKiernan is a citizen
                                              of the United States.
Arthur N. Mitchell......................    Vice President and Controller; between April 1994 and
                                              November 1995, Mr. Mitchell was Chief Financial Officer
                                              of AlliedSignal Canada, Inc.; prior to April 1994, Mr.
                                              Mitchell was Vice President and Controller of Lawson
                                              Mardon Group Limited. Mr. Mitchell is a citizen of
                                              Canada.
Joan M. Wilson..........................    Vice President and Secretary; prior to March 1993, Ms.
                                              Wilson was Secretary. Ms. Wilson is a citizen of Canada.
James D. Wyner..........................    Vice President of Moore Corporation Limited and President
                                              of Moore Labels and Label Systems; between September
                                              1991 and June 1996, Mr. Wyner was Executive Vice
                                              President-Operations of Paxar Corporation; prior to
                                              September 1991, Mr. Wyner was Vice President and General
                                              Manager, Zellerbach Division of Mead Corporation. Mr.
                                              Wyner is a citizen of the United States.

2.  DIRECTORS AND EXECUTIVE OFFICERS OF MOORE U.S.A. INC.

                                            PRINCIPAL OCCUPATION OR EMPLOYMENT DURING PAST FIVE YEARS,
                  NAME                            POSITIONS WITH MOORE AND CERTAIN DIRECTORSHIPS
----------------------------------------    ----------------------------------------------------------
Reto Braun..............................    Director; Chairman, President & CEO
George H. Gilmore, Jr...................    Director; Vice President
Stephen A. Holinski.....................    Director; Senior Vice President & Chief Financial Officer

                                            PRINCIPAL OCCUPATION OR EMPLOYMENT DURING PAST FIVE YEARS,
                  NAME                            POSITIONS WITH MOORE AND CERTAIN DIRECTORSHIPS
----------------------------------------    ----------------------------------------------------------
Timothy J. Cunningham...................    Director and Vice President; Vice President, Finance,
                                              Moore Document Solutions; between March, 1995 and July,
                                              1996 Mr. Cunningham was Controller, ConAgra Refrigerated
                                              Foods Co.; prior to August, 1994, Mr. Cunningham was
                                              Vice President, Finance, North America, British Steel
William F. Goins........................    Director and Vice President; Vice President, Sales, Moore
                                              Document Solutions since June, 1996; between January,
                                              1995 and November, 1995 Mr. Goins was Chief Operating
                                              Officer, Education Alternatives; prior to December,
                                              1994, Mr. Goins was a Senior Vice President of Xerox
                                              Corporation
William C. Lowe.........................    Director; Executive Vice President
Thomas J. McKiernan.....................    Director; Vice President
Robert E. McNulty.......................    Director and Vice President; Vice President and Chief
                                              Information Officer.
Joseph M. Duane.........................    Vice President, Corporate Development & General Counsel
Charles J. Evans........................    Vice President, Taxation
Russell I. Johnson......................    Vice President, Procurement
Shoba Khetrapal.........................    Vice President and Treasurer
Arthur N. Mitchell......................    Vice President and Controller
Joan M. Wilson..........................    Vice President and Secretary
Gary W. Ampulski........................    Vice President and President, Moore Business
                                              Communications Services since January, 1993; prior to
                                              December, 1992, Mr. Ampulski was Managing Partner,
                                              Midwest Generics
Patrick T. Brong........................    Vice President and Vice President, Manufacturing, Moore
                                              Document Solutions since May, 1996; prior to May, 1996
                                              Mr. Brong was Vice President, Manufacturing, Moore
                                              Canadian Division.
Charles E. Buchheit.....................    Vice President
Siegfied E. Buck........................    Vice President and Vice President and General Manager,
                                              Moore Document Automation Systems since January, 1996.
Timothy J. Cunningham...................    Vice President
Thomas M. Gregorien.....................    Vice President and President, Moore Data Management
                                              Services.
Christian J. Hipp.......................    Vice President and Vice President, Research, Moore
                                              Research Center.
Gary M. Hubbard.........................    Vice President and Vice President, Mergers and
                                              Acquisitions since August, 1996; prior to July, 1996 Mr.
                                              Hubbard was Vice President and Controller, Moore
                                              Business Forms and Systems

                                            PRINCIPAL OCCUPATION OR EMPLOYMENT DURING PAST FIVE YEARS,
                  NAME                            POSITIONS WITH MOORE AND CERTAIN DIRECTORSHIPS
----------------------------------------    ----------------------------------------------------------
Mark Kilgore............................    Vice President and President, Moore Graphics Services
                                              since November, 1996; between January, 1995 and October,
                                              1996, Mr. Kilgore was Vice President, Marketing, Moore
                                              Business Systems; prior to December, 1994, Mr. Kilgore
                                              was Vice President, Marketing, AM Multigraphics.
Paul L. Matson..........................    Vice President and Vice President, Human Resources, Moore
                                              N.A. Business Systems.
Anil Shrikhande.........................    Vice President and Vice President, Strategy and
                                              Development since November, 1996; prior to November,
                                              1996 Mr. Shrikhande was Vice President, Strategy and
                                              Business Development, Communications Market Sector,
                                              Unisys Corporation.
James B. Treleaven......................    Vice President and Vice President, Marketing, Moore
                                              Document Solutions since July, 1996; prior to July, 1996
                                              Mr. Treleaven was Vice President, Marketing, UARCO
                                              Incorporated.
Mark D. Weishaar........................    Vice President and Vice President, Business Development,
                                              Moore N.A. Business Systems.
James D. Wyner..........................    Vice President
Richard J. Zagorski.....................    Vice President and President, Moore Response Marketing
                                              Services

     3.  DIRECTORS AND EXECUTIVE OFFICERS OF FRDK, INC.

                                            PRINCIPAL OCCUPATION OR EMPLOYMENT DURING PAST FIVE YEARS,
                  NAME                            POSITIONS WITH MOORE AND CERTAIN DIRECTORSHIPS
----------------------------------------    ----------------------------------------------------------
275 North Field Drive Lake Forest,
Illinois 60045
Joseph M. Duane.........................    Director and President
Stephen A. Holinski.....................    Director and Vice President and Treasurer
Joan M. Wilson..........................    Director and Vice President and Secretary

     4. DIRECTORS AND EXECUTIVE OFFICERS OF THE OFFEROR. Unless otherwise indicated, for each person identified below all information concerning the current business address, present principal occupation or employment and five-year employment history for such person is the same as the information given above. Each person was elected in April 1997.

                                                  PRINCIPAL OCCUPATION OR EMPLOYMENT DURING PAST FIVE YEARS,
                  NAME                    AGE        POSITIONS WITH THE OFFEROR AND CERTAIN DIRECTORSHIPS
----------------------------------------  ---     ----------------------------------------------------------
Joseph M. Duane.........................  49      Director and President.
Stephen A. Holinski.....................  50      Director and Treasurer.
Joan M. Wilson..........................  41      Director and Secretary.

     Facsimile copies of the Letter of Transmittal will be accepted. The Letter of Transmittal and certificates for Shares and any other required documents should be sent or delivered by each stockholder of the Company or his broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of the addresses set forth below:
                        The Depositary for the Offer is:
                       IBJ SCHRODER BANK & TRUST COMPANY

           By Mail:                          By Hand:                    By Overnight Courier:
          P.O. Box 84                     1 State Street                    1 State Street
     Bowling Green Station           New York, New York 10004          New York, New York 10004
 New York, New York 10274-0084         Attn: Reorganization              Attn: Reorganization
     Attn: Reorganization                Operations Dept.                  Operations Dept.
       Operations Dept.            Securities Processing Window      Securities Processing Window
                                               SC-1                              SC-1

                                      Facsimile for Eligible
                                           Institutions:
                                          (212) 858-2611

                                       Confirm by Telephone:
                                          (212) 858-2103

     Any questions or requests for assistance or additional copies of the Offer to Purchase and the Letter of Transmittal and Notice of Guaranteed Delivery may be directed to the Information Agent or the Dealer Manager at their respective telephone numbers and locations listed below. Stockholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                           [MACKENZIE PARTNERS LOGO]

                                156 FIFTH AVENUE
                               NEW YORK, NY 10010
                         (212) 929-5500 (CALL COLLECT)
                           (800) 322-2885 (TOLL-FREE)

                      The Dealer Manager for the Offer is:

                            LAZARD FRERES & CO. LLC
                              30 ROCKEFELLER PLAZA
                            NEW YORK, NEW YORK 10020

                         (212) 632-6717 (Call collect)